UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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Pebblebrook Hotel Trust
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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April 17, 2026
Dear Shareholder:
Our 2026 Annual Meeting of Shareholders will be held on Friday, May 29, 2026, at 9:00 a.m. Eastern Time, at the offices of Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue, NW, Suite 900, Washington, DC 20037.
The attached Notice of 2026 Annual Meeting of Shareholders and proxy statement provide important information about the Annual Meeting and the business to be conducted there and at any adjournment or postponement thereof. At the Annual Meeting we will ask you to elect our nominees to the Board of Trustees, to ratify the appointment of our independent registered public accountants, to approve executive compensation, and to approve an amendment to our declaration of trust to give shareholders the right to remove trustees without cause. These proposals are described in detail in the attached Notice and proxy statement.
Your vote is important to us. We urge you to read these documents carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating, and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card.
Thank you for your continued support.
Sincerely,

Jon E. Bortz
Chief Executive Officer and Chairman of the Board

4747 Bethesda Avenue, Suite 1100 Bethesda, Maryland 20814

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Friday, May 29, 2026
TIME:	9:00 a.m. Eastern Time
PLACE:	Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue, NW, Suite 900, Washington, DC 20037
RECORD DATE:	March 17, 2026

ITEMS OF BUSINESS:	• Election of Trustees to serve until our 2027 annual meeting of shareholders and until their successors are duly elected and qualified
• Ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2026
• Advisory vote approving the compensation of our named executive officers
• Approve an amendment to our declaration of trust to give shareholders the right to remove trustees without cause
• Consider and act upon any other business that may be properly brought before the annual meeting

BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
April 17, 2026

HOW TO VOTE
Your vote is important to us. You are eligible to vote and receive notice of the Annual Meeting if you were a shareholder of record of our common shares of beneficial interest (“Common Shares”) at the close of business on the record date of March 17, 2026. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting. You can vote either in person at the Annual Meeting or by proxy as follows:
•If your shares are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive instructions from your broker, bank, or other nominee which you must follow in order to have your Common Shares voted by proxy.
•If your shares are owned directly with our transfer agent, Equiniti Trust Company, you are a registered shareholder and may vote by proxy through one of the following methods:

Visit www.proxyvote.com to vote prior to 11:59 p.m. Eastern Time the day before the meeting.	Call 1-800-690-6903 to vote prior to 11:59 p.m. Eastern Time the day before the meeting.	Complete and mail your proxy card so that it is received before the meeting date.
You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the Secretary in writing, submitting a proxy dated later than your original proxy or attending the Annual Meeting and voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING. Our 2026 Proxy Statement and our 2025 Annual Report to Shareholders are available at www.pebblebrookhotels.com. On or about April 17, 2026, we expect to begin providing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet. If you receive the Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice.

PROXY STATEMENT

ABOUT PEBBLEBROOK HOTEL TRUST
Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) that opportunistically acquires and invests in hotel and resort properties, focusing on major U.S. cities, key coastal gateway markets, and premier resort markets. We invest in both branded and independent full-service “upper-upscale” and “luxury” hotels. As of March 25, 2026, we owned 44 hotels and resorts, totaling approximately 11,000 guest rooms, located in urban and resort markets, including: Boston, Massachusetts; Chicago, Illinois; Hollywood, Florida; Jekyll Island, Georgia; Key West, Florida; Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); Naples, Florida; Newport, Rhode Island; Portland, Oregon; San Diego, California; San Francisco, California; Santa Cruz, California; Stevenson, Washington; and Washington, District of Columbia.
Throughout this Proxy Statement, we use the terms “Pebblebrook,” “Company,” “we,” “our,” and “us” to refer to Pebblebrook Hotel Trust.

ANNUAL MEETING INFORMATION
We are providing these proxy materials in connection with the 2026 Annual Meeting of Shareholders (the “Annual Meeting”). These materials will assist you in voting your Common Shares by providing information on matters that will be presented at the Annual Meeting.

Meeting Date	Friday, May 29, 2026
Meeting Time	9:00 a.m. Eastern Time
Meeting Location	Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue, NW, Suite 900, Washington, DC 20037
Record Date	March 17, 2026
The following matters are being presented for a vote at the Annual Meeting:

Proposal	Board Recommendation	Vote Required For Approval

1 – Election of Trustees	FOR each nominee	Majority of votes cast

2 – Ratification of Appointment of Independent Registered Public Accountants	FOR	Majority of votes cast

3 – Advisory Vote on the Compensation of Our Named Executive Officers	FOR	Majority of votes cast

4 – Amendment to Our Declaration of Trust to Give Shareholders the Right to Remove Trustees Without Cause	FOR	Two-thirds of votes entitled to be cast

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials including this Proxy Statement and our 2025 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2025 (“Annual Report”), to you by providing access to such documents on the Internet instead of mailing printed copies unless you previously requested to receive these materials by mail or e-mail. On or about April 17, 2026, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this Proxy Statement and our Annual Report and how to vote on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or Annual Report unless you follow the instructions for requesting these materials included in the Notice.

PROPOSALS

PROPOSAL 1: ELECTION OF TRUSTEES
The Board of Trustees of the Company (the “Board”) currently has eight trustees, but only seven trustees have been nominated to stand for election at the Annual Meeting, because Ron E. Jackson has given notice that he will retire from the Board effective as of the Annual Meeting. Upon his retirement, the size of the Board will decrease to seven trusteeships. You are entitled to cast one vote per Common Share for each nominee. You may not vote for more than seven nominees.
All trustee nominees elected at the Annual Meeting will hold office until our 2027 annual meeting of shareholders and until their successors have been duly elected and qualified.
In February 2026, Mr. Jackson, who has served on the Board as an independent trustee since our initial public offering in 2009, informed us that he had decided to retire from the Board as of the Annual Meeting. Therefore, Mr. Jackson is not standing for re-election at the Annual Meeting, and, upon Mr. Jackson’s retirement from the Board effective as of the Annual Meeting, the size of the Board will decrease to seven trusteeships. He has served on the Compensation Committee since 2009, serving as its chairperson from 2013 through 2014 and since 2022. He has also served on the Audit Committee since 2022. Mr. Jackson served on the Nominating and Corporate Governance Committee from 2009 through 2012 and from 2015 through 2021 and the Audit Committee from 2013 through 2014. The Board remains deeply appreciative to Mr. Jackson for his service and significant contributions to the Board and its committees.
The Nominating and Corporate Governance Committee conducted a successful search for potential candidates to serve as a new independent trustee and recommended to the Board that Nina P. Jones be elected to the Board. Acting on the committee’s recommendation, the Board elected Ms. Jones to become an independent trustee and increased its size to eight trusteeships, in both cases effective as of March 1, 2026. Ms. Jones is a trustee nominee standing for election at the Annual Meeting.
Information about each trustee nominee and their qualifications to serve as a trustee appears under “Trustee Information—Trustee Nominees” in this Proxy Statement.
Our Bylaws provide that in uncontested elections, such as this one, a nominee must receive a majority of votes cast in order to be elected. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” for each of the nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of the Board has selected KPMG LLP (“KPMG”) to serve as the independent registered public accountants of the Company for the year ending December 31, 2026, and the Board is asking shareholders to ratify this appointment. Although current laws, rules, and regulations, as well as the Audit Committee charter, require the Company’s independent auditor to be engaged, retained, and supervised by the Audit Committee, the Board considers the appointment of the independent auditor to be an important matter for shareholders and is submitting the appointment of KPMG for ratification by shareholders as a matter of good corporate practice. KPMG has served as the Company’s independent registered public accountants since the Company’s formation in October 2009 and is considered by the management of the Company and the Audit Committee to be well qualified.
We expect that a representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The Audit Committee has considered whether, and has determined that, the provision by KPMG of the services described under “Audit-Related Fees,” “Tax Fees,” and “Other Fees” in “Audit Information—Fee Disclosure” in this Proxy Statement is compatible with maintaining KPMG’s independence from management and the Company.
Information about KPMG’s services to the Company and the Audit Committee’s report appear under “Audit Information” in this Proxy Statement.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” on Proposal 2 – Ratification of Appointment of Independent Registered Public Accountants.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Board has determined that we will hold a non-binding, advisory vote on the compensation paid to our named executive officers every year.
Accordingly, we are asking you to approve the following resolution:
NOW, THEREFORE, BE IT RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the proxy statement relating to the Company’s 2026 Annual Meeting of Shareholders.
The Company’s primary business objective is to deliver attractive, risk-adjusted long-term total returns to shareholders through appreciation in the value of Common Shares and by providing income to shareholders through distributions from distributable cash flow. In order to drive success in our primary business objective, the Compensation Committee has developed a compensation program to reward performance for actions that further that objective, based on the following key principles:
•Compensation should reinforce business objectives and Company values.
•Executive officers should be retained and motivated.
•A significant percentage of compensation for executive officers should be based on performance.
•Compensation should align the interests of executive officers with those of shareholders.
•Compensation should be competitive.
Our executive compensation program consists of three main components: (i) cash base salaries, (ii) cash incentive bonuses based on performance against one-year business objectives established at the beginning of the year, and (iii) long-term equity-based awards (in the form of time-based vesting awards and performance-based vesting awards). We discuss each of these three components in more detail under “Compensation Information—Compensation Discussion and Analysis—Compensation Program Components.”
In this Proxy Statement, information about our executive officers appears under “Named Executive Officer Information” and information about the 2025 compensation program, including the compensation discussion and analysis (“CD&A”), compensation tables and related narrative discussion, appears under “Compensation Information.”
This is an opportunity to express your opinion regarding the decisions made by the Compensation Committee on the compensation of our named executive officers for 2025; however, it will not affect any compensation already paid or awarded for 2025 and will not be binding on the Compensation Committee, the Board, or the Company. The Board and the Compensation Committee value the opinions of our shareholders and will take the results of this vote into consideration in addressing future compensation policies and decisions.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” on Proposal 3 – Advisory Vote on the Compensation of Our Named Executive Officers.

PROPOSAL 4: AMENDMENT TO OUR DECLARATION OF TRUST TO GIVE SHAREHOLDERS THE RIGHT TO REMOVE TRUSTEES WITHOUT CAUSE
The Board of Trustees has declared it to be advisable and in the best interests of the Company and its shareholders to amend the Company’s Declaration of Trust (the “Declaration”) to give shareholders the right to remove a trustee without cause in addition to the right to remove a trustee for cause. Under the Declaration, such an amendment cannot be made without shareholder approval, and so the Board unanimously recommends that the shareholders approve the proposed amendment described below.
Currently, the Declaration provides shareholders the right to remove a trustee only for cause.
The right of shareholders to remove trustees without cause is increasingly considered an important aspect of good corporate governance. In conjunction with the Board’s review of governance matters in February 2026 and the Board’s adoption of the principles-based Board refreshment policy discussed elsewhere in this Proxy Statement, the Board determined that it would be appropriate for our shareholders to have this additional right. As a result, the Board adopted the proposed amendment and directed its submission to shareholders for approval at the Annual Meeting. This proposal demonstrates the Board’s continuing commitment to strong corporate governance practices, which the Board believes is consistent with its goal of creating long-term, sustainable value for our shareholders.
Description of Proposed Amendment
The proposed amendment would give shareholders the right to remove a trustee without cause in addition to the right to remove a trustee for cause. The proposed amendment would amend the three sentences of Article V, Section 5.3 of the Declaration to read as follows (solely for purposes of clarity in this Proxy Statement, additions to the current provision in the Declaration are shown underlined and italicized and deletions are shown struck through):
“Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares (as hereinafter defined) to elect or remove one or more Trustees, a Trustee may be removed at any time, ~~but only for~~ with or without cause, ~~and then only~~ by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Trustees. ~~For the purpose of this paragraph, “cause” shall mean, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.~~”
If the proposed amendment is approved at the Annual Meeting by the requisite vote set forth below, the Company will promptly file corresponding Articles of Amendment with the State Department of Assessments and Taxation of Maryland to implement the amendment.
Approval Requires Affirmative Vote of Two-Thirds of Votes Entitled to Be Cast
Under the Declaration (pursuant to the second sentence of Section 10.3 of Article X), the proposed amendment must receive the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter to be approved.
Effect of Failure to Approve
If the proposed amendment is not approved by the requisite vote, then corresponding Articles of Amendment will not be filed with the State Department of Assessments and Taxation of Maryland, the proposed amendment will not become effective, and shareholders will continue to have the right to remove a trustee, but only for cause.

☑	The Board of Trustees recommends that you vote “FOR” on Proposal 4 – Amendment of Our Declaration of Trust to Give Shareholders the Right to Remove Trustees Without Cause

CORPORATE GOVERNANCE INFORMATION
The Board is responsible for providing governance and oversight of the strategy, operations, and management of the Company on behalf of our shareholders. In addition to our Declaration of Trust, the Board has adopted the following key documents that form the governance framework for the Company. We review each of these documents periodically and modify them as needed:
•Bylaws;
•Corporate Governance Guidelines;
•Code of Business Conduct and Ethics;
•Charter of the Audit Committee;
•Charter of the Compensation Committee;
•Charter of the Nominating and Corporate Governance Committee; and
•Whistleblower Policy.
We make these documents available under the Investor Relations section of our website at www.pebblebrookhotels.com. Printed copies of these documents are also available free of charge upon written request to Investor Relations at investors@pebblebrookhotels.com or by phone at (240) 507-1306.

CORPORATE GOVERNANCE HIGHLIGHTS
We have a history of supporting and implementing strong, sound corporate governance practices and policies that best serve the interests of our shareholders, and we remain committed to continuing that tradition. Throughout each year, our management team typically meets with shareholders responsible for over 75% of the Common Shares, discussing our governance practices and hearing shareholders’ perspectives. Our practices and policies include, among other things, the following:

Governance Practice, Policy		Description

☑	Shareholder Right to Proxy Access (“3/3/20/20”)
• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement.

• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares.

☑	Shareholder Right to Amend Bylaws (“3/3/20”)
• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter, or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement.

• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares.

☑	Annual Election of Trustees	Each trustee serves only a one-year term.

☑	Non-Classified Board; Shareholder Approval Required to Classify	The Board is not classified, and we cannot classify without shareholder approval (i.e., we opted out of the Maryland Unsolicited Takeovers Act).

☑	Majority Voting for Trustees	In uncontested elections, each trustee nominee must receive a majority of votes cast to be elected to the Board.

☑	Trustee Resignation Policy	Trustee nominees who receive more votes against than votes for must submit their written resignation to the Board.

☑	No Shareholders Rights Plan	We do not have a poison pill.

☑	Independent Majority of Board (1)	All of our trustees, other than our Chief Executive Officer, are independent (86%).

☑	Independent Board Committees	All committees of the Board have only independent trustees as members.

☑	Lead Trustee	Bonny W. Simi, an independent trustee, is the Lead Trustee and presides over the Board’s executive sessions and meetings when the Chairman is absent.

☑	Regular Executive Sessions	Our independent trustees meet at least quarterly without the presence of any of our officers or employees.

Governance Practice, Policy		Description

☑	Robust Annual Board Self-Assessment	The Nominating and Corporate Governance Committee conducts an annual survey of each trustee to elicit and deliver feedback regarding trustees, the Board, and the Board’s committees. In addition, the Chair of the Nominating and Corporate Governance Committee conducts individual discussions each year with each independent trustee to obtain further feedback on the performance of the Board, its committees, and individual trustees.

☑	Diversity of Board (1)	• Gender: 43% female overall, 50% of independents (three trustees) • Race: 14% African-American/Black overall, 17% of independents (one trustee)

☑	Tenure of Independent Trustees (1)	• Average: 12.0 years • Tenure of individual trustees: > 10 years: 67% (four trustees) > 5 years and ≤ 10 years: 17% (one trustee) ≤ 5 years: 17% (one trustee)

☑	Board Refreshment Policy	• Maintain an average tenure of independent trustees of ≤ 12 years

☑	Corporate Sustainability and Responsibility Committee	• We have an active CSR Committee, whose membership includes three independent trustees. • The CSR Committee reports directly to the Board’s Nominating and Corporate Governance Committee.

☑	Enterprise Risk Assessment and Management
• Thorough annual review and assessment, and reporting to the Board, of material enterprise risks, including cybersecurity risks.

• Each risk is assigned to an officer, who is responsible for on-going management and mitigation of the risk.

•  Audit Committee actively monitors risks that could affect financial reporting.

☑	Open Communication	• We encourage and have open communication and strong working relationships among the Lead Trustee, Chairman, and other trustees. • Our trustees regularly meet with management and with employees.

☑	Equity Ownership Guidelines: •Executive Officers (5x - 3x) •Trustees (3x)
• Recommended ownership of Company equity by our executive officers: a value of at least 5 times (CEO) or 3 times (CFO and CIO) annual base salary.

• Recommended ownership of Company equity by our independent trustees: a value of at least 3 times annual compensation (including chairperson fees).

• Each person has 5 years after becoming an executive officer or trustee (or after an increase of compensation levels) to attain the recommended level of ownership.

☑	Clawback Policy (Compensation Recoupment) (fully complies with Rule 10D-1 and NYSE listing standards)
• If the Company is required to prepare an accounting restatement of its previously filed financial statements due to material noncompliance with any financial reporting requirement under federal securities laws, the Board will require reimbursement or forfeiture of any incentive compensation that has been paid but that would not have been paid based on the subsequently restated financial statements.

• Reimbursement or forfeiture will be required even if fraud, intentional misconduct, or illegal behavior were not involved in such noncompliance.

☑	Prohibition on Hedging	Our insider trading policy prohibits officers, trustees, and all employees from, among other activities, engaging in short-term or speculative transactions in the Company’s securities or that may lead to inadvertent violations of insider-trading laws. We prohibit short sales of the Company’s securities and transactions in publicly traded options on the Company’s securities, such as puts, calls, and other derivative securities, on an exchange or in any other market.

☑	Prohibition on Pledging	We have adopted a policy that prohibits officers, trustees, and all employees from pledging the Company’s securities as collateral to secure any loan, including any margin account loans.

(1) Measurements shown are as expected as of the Annual Meeting, following Mr. Jackson’s retirement from the Board.

FOCUS ON SHAREHOLDER RIGHTS
Shareholder Right to Proxy Access
We were one of the first lodging REITs to provide our shareholders with a right to submit trustee nominees for inclusion in our proxy statement if both the shareholder proponents and the trustee nominees satisfy the requirements specified in our Bylaws. We refer to this right as “proxy access.”
After extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, several of whom had owned Common Shares since the IPO, we adopted a “3/3/20/20” model for proxy access in 2016. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.
Shareholder Right to Amend Bylaws
We were one of the first lodging REITs to provide our shareholders with the right to make binding proposals to amend our Bylaws by the affirmative vote of the holders of a majority of the Common Shares then outstanding and entitled to vote.
After extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, several of whom had owned Common Shares since the IPO, we adopted a “3/3/20” model for bylaws amendments proposals in 2016. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter, or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.
Shareholder Right to Remove Trustees With or Without Cause
The Board of Trustees has declared it to be advisable and in the best interests of the Company and its shareholders to amend the Declaration to give shareholders the right to remove a trustee without cause in addition to the right to remove a trustee for cause. If Proposal 4 passes at the Annual Meeting, we will promptly file Articles of Amendment to the Declaration to give shareholders this additional right.

INDEPENDENCE OF TRUSTEES
Our Corporate Governance Guidelines require that a majority of our trustees be independent. The Board has adopted the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a trustee and the Company and sets thresholds at which such relationships would be deemed material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board will deem such person to be independent.
Under these criteria, the Board has determined that the following seven trustees are independent: Cydney C. Donnell, Ron E. Jackson, Nina P. Jones, Phillip M. Miller, Michael J. Schall, Bonny W. Simi, and Earl E. Webb. Following Mr. Jackson’s retirement from the Board as of the Annual Meeting, 86% of our trustees will be independent.

Board Profile by the Numbers (1)

(1) Metrics shown are expected as of the Annual Meeting, following Mr. Jackson’s retirement.

BOARD MEETINGS
The Board holds regularly scheduled in-person meetings four times each year and, if needed, also holds special meetings. During 2025, the Board held four regular meetings, and the independent trustees held an executive session at each of the four regular meetings. Ms. Simi, as the Lead Trustee, presided over all of the executive sessions. Each trustee attended 100% of the meetings of the Board. The Board does not have a policy with respect to trustees’ attendance at annual meetings of shareholders, and, because of the routine nature of annual meetings and historical and anticipated low levels of in-person shareholder participation at annual meetings, trustees are not expected to attend the Annual Meeting. None of the trustees attended our annual meeting of shareholders in 2025.

BOARD LEADERSHIP STRUCTURE
Lead Trustee
Ms. Simi serves as the Lead Trustee in addition to serving as the Chairperson of the Nominating and Corporate Governance Committee. The Lead Trustee presides over executive sessions of the independent trustees and meetings of the full Board when our Chairman is absent, in each case coordinating the agenda and moderating the discussion. The Lead Trustee may also, as needed, call meetings of the independent trustees. The Lead Trustee serves as the principal liaison between the independent trustees and our Chief Executive Officer to discuss, as appropriate, topics that arise during the Board’s executive sessions and other meetings of independent trustees. The Lead Trustee is responsible for leading the independent trustees’ annual evaluation of the Chief Executive Officer and facilitates discussions related to succession planning for the Chief Executive Officer and the two Co-Presidents. These responsibilities are intended to ensure independent oversight and mitigate the risk of undue management influence.
Chairman of the Board
Mr. Bortz serves as both our Chairman of the Board and our Chief Executive Officer. We believe that it is in the best interests of the Company and our shareholders for Mr. Bortz to serve as our Chairman, because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We believe that regular meetings of independent trustees, without management present, permitting each trustee to add items to the agenda of meetings of the Board and its committees, having a Lead Trustee, and assigning key responsibilities to the Lead Trustee collectively mitigate the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on the Board.

BOARD COMPOSITION AND REFRESHMENT
The Board is committed to maintaining an independent and well-qualified mix of trustees that is aligned with the Company’s strategy and the industry’s long operating cycles. Consequently, the Board has developed a principles-based board refreshment framework designed to balance continuity of institutional knowledge and alignment of trustees’ skills and experience with the Company’s present and expected future priorities.
Governance and Accountability
The Nominating and Corporate Governance Committee has primary responsibility for the Board’s composition, refreshment, and succession planning, and the committee oversees the Board’s annual self-evaluation. The committee regularly reports to the full Board, which itself acts as needed. The committee and the Board consider evolving governance standards and feedback from shareholders and other stakeholders as part of their ongoing efforts to maintain best-practice governance.
As part of its efforts to maintain strong governance, the Board uses a structured process, designed to be repeatable and on-going, to provide for appropriate continuity and change. The following graphic describes key steps of the structured process:

Assess current composition and future strategic needs	The Nominating and Corporate Governance Committee annually evaluates the Board’s overall composition, including independence, tenure mix, committee needs, engagement/capacity, and skills coverage relative to the Company’s current and anticipated future priorities.

Identify capability priorities, assess/revise Trustee Skills and Experience Matrix	The Board annually assesses and revises, as needed, the skills and experience matrix to ensure the Board’s collective experience aligns with anticipated needs (capital allocation, capital markets/financing, M&A/strategic transactions, hotel real estate oversight, governance, risk, and other priorities).

Develop and maintain a candidate pipeline	The Nominating and Corporate Governance Committee seeks to maintain an active pipeline of potential candidates aligned with the Board’s potential needs. Potential candidates may be identified through trustees, management, shareholders, and other external networks and advisors.

Screen and diligence candidates; then interview and deliberate	Candidates are evaluated against baseline qualification standards, screened for potential conflicts, assessed for time/capacity, and evaluated for the specific skills, experience, and perspectives they would add to the Board’s overall composition. The Nominating and Corporate Governance Committee and the full Board engage with shortlisted candidates.

Onboard, engage, and evaluate – then refresh as needed	The Board views onboarding and continuing education as governance tools that reduce risk and promote effectiveness. Trustees and the Board itself are evaluated annually as part of the Board effectiveness cycle, which informs succession planning and refreshment decisions.
Trustee Qualification Standards
In evaluating trustee candidates, the Nominating and Corporate Governance Committee and the Board consider a holistic set of qualifications and attributes, among which include the following:
•Integrity and independent judgment appropriate for fiduciary oversight of a public company;
•Relevant leadership experience;
•Strong financial acumen to evaluate strategy, capital allocation, risk, and performance in a REIT context;
•Public company governance experience, including committee leadership, oversight expectations, and engagement with shareholders and proxy advisors;
•Ability and willingness to commit sufficient time and attention, including preparation, meeting attendance, and constructive participation;
•Collegiality and constructive challenger, with the ability to work effectively as part of a diverse, high-performing oversight group;
•Absence of conflicts of interest; and
•Commitment to meaningful long-term share ownership to align trustee and shareholder interests.
Skills and Experience
The Nominating and Corporate Governance Committee and the Board take each individual trustee’s skills and experience into account as they seek to have the Board continue to have the right mix of perspectives and experience to provide appropriate and strong oversight of management and the Company. The Nominating and Corporate Governance Committee developed and maintains the following matrix, which summarizes trustees’ skills and experience, to help in identifying potential gaps or future needs.

Trustee Skills and Experience Matrix(1)

Skills and Functional Experience	Jon E. Bortz	Cydney C. Donnell	Nina P. Jones	Phillip M. Miller	Michael J. Schall	Earl E. Webb	Bonny W. Simi
Skills and Functional Experience
Executive Leadership	✓	✓		✓	✓	✓	✓
Other Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓
M&A & Strategic Transactions	✓	✓	✓	✓	✓	✓	✓
Investments / Capital Markets	✓	✓	✓		✓	✓	✓
Financial & Accounting Literacy	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓
Human Capital Management	✓	✓	✓	✓	✓	✓	✓
Executive Compensation	✓	✓	✓	✓	✓	✓	✓
Risk Management and Cybersecurity					✓		✓

Industry Experience
REITs / Real Estate Industry	✓	✓	✓		✓	✓
Hospitality / Travel / Leisure	✓						✓
Consumer Retail Industry	✓	✓		✓	✓		✓
Technology / Digital Innovation				✓	✓		✓
(1) Mr. Jackson’s information is omitted from the graphic because his retirement from the Board will take effect at the Annual Meeting.
Annual Board Effectiveness Cycle
The Nominating and Corporate Governance Committee takes the following steps to help maintain the Board’s effectiveness.
The Nominating and Corporate Governance Committee conducts annual evaluations of the full Board, each committee, and individual trustees. The process includes structured written assessments and confidential one-on-one discussions with the Lead Trustee to drive candid feedback and accountability. The Nominating and Corporate Governance Committee reviews results with a focus on actionable improvements, and the Board incorporates enhancements where appropriate.

Tenure Posture and Refreshment Policy
Following extensive conversations of management and trustees with shareholders owning more than 60% of all outstanding Common Shares, the Board recently implemented a refreshment policy that requires it to maintain the average tenure of independent trustees at 12.0 years or less beginning not later than the 2027 annual meeting of shareholders. The policy provides the Board with discretion to permit a higher average on a temporary basis if the Board should determine that strict adherence to the quantitative goal is not in the best interests of the Company or the shareholders. However, the refreshment policy also requires the Board to cause the Company to make appropriate disclosure of the Board’s rationale for permitting a higher average.
Given that Ms. Jones joined the Board on March 1, 2026, and Mr. Jackson’s retirement from the Board will take effect at the Annual Meeting, the average tenure of independent trustees will be as specified by the refreshment policy as of the Annual Meeting, one year ahead of the deadline provided by the policy. As of the Annual Meeting, the average tenure of independent trustees will be 12.0 years.
Trustee Commitments and Capacity
The Nominating and Corporate Governance Committee and the Board consider trustee availability and capacity as important factors during their selection and nomination decisions. Trustees are expected to comply with clear commitment guidelines, including pre-clearance for incremental commitments. Given the time and effort required of effective trustees and directors of publicly traded companies, the Board expects that our trustees should serve on no more than two other public companies’ boards without the Board’s prior approval.
Onboarding and Continuing Education
New trustees participate in a structured onboarding program intended to accelerate their effectiveness and reduce oversight risk. Onboarding and ongoing education are tailored to Pebblebrook’s business model and may include the following topics: portfolio and market immersion; capital allocation and balance sheet management; governance and investor stewardship expectations; and risk oversight topics such as cybersecurity, technology, and crisis response preparedness.

CORPORATE SUSTAINABILITY AND RESPONSIBILITY
Our Corporate Sustainability and Responsibility (“CSR”) Committee, which reports to the Nominating and Corporate Governance Committee of the Board, sets our sustainability and social responsibility strategy and oversees implementation and reporting. The committee has seven members, including three of our independent trustees (Ms. Simi, Ms. Donnell, and Mr. Miller), Mr. Martz, and three of our employees. Chaired by Ms. Simi, the committee is charged with creating relevant corporate sustainability and social policies, setting baselines, engaging stakeholders, and encouraging continuous monitoring and improvement.
We have built achievement of corporate sustainability and responsibility goals into the compensation program for our executive officers and other employees. Since 2022, 10% of our named executive officers’ (and employees’) target cash incentive bonus each year has been determined by the degree to which the Company successfully continues the development of its corporate sustainability and responsibility program and meets the program's commitments.
In 2025, we advanced our initiatives in support of our corporate commitment to reduce our greenhouse gas emissions intensity by 35% by 2030. We continue to pursue this objective and deepen our understanding of the ever-evolving social and environmental impacts our business has on the communities in which we operate in order to deliver attractive, risk-adjusted long-term total returns to our shareholders. Throughout the year, we continued to support charitable organizations, and we remained committed to our values of corporate sustainability and responsibility.
In 2025, we demonstrated our dedication to addressing social, sustainable, and governance risks as we:
•retained a leading provider of sustainability programs and data management for the hospitality industry to review the environmental footprint and analyze opportunities for resource efficiency of Jekyll Island Club Resort, Paradise Point Resort & Spa, Chaminade Resort & Spa, Embassy Suites San Diego Bay - Downtown, Revere Hotel Boston Common, and The Liberty, a Luxury Collection Hotel, Boston;
•developed an in-depth and detailed CSR portal to track initiatives, investments, and efficiency projects in building, engineering, and operations, as well as in local community engagements;
•partnered with a leading provider of toilet systems to retrofit all of our compatible hotels with flushers made to reduce water leaks and water consumption by 20%; and
•continued our Green Ambassador Program at our properties across our portfolio.

In 2025 alone, we invested over $1.0 million in our corporate sustainability and responsibility initiatives. Our seventh annual Corporate Sustainability Report contains detailed information about our program, including highlights of the investments we have made and their benefits to the environment and the community.
While we rely on our major brand and third-party hotel operators to drive sustainability in hotels that we own, we continue to undertake a more proactive approach to supporting our independent third-party hotel operators in initiatives to position the Company as a sustainability leader in the U.S. lodging sector. In 2025, we advanced a comprehensive set of sustainability initiatives across our portfolio focused on reducing environmental impact and enhancing long-term operational resilience. Assessments commissioned during the year identified meaningful opportunities to improve energy and water efficiency, which we actively addressed through targeted infrastructure upgrades and strengthened operational controls. Several properties completed LED lighting conversions in guestrooms, public areas, and back-of-house spaces, while mechanical system optimizations delivered measurable efficiency gains. In addition, multiple hotels expanded recycling and composting programs, further reducing waste. Specific examples of initiatives implemented across our portfolio during the year include:
•HVAC optimization at Revere Hotel Boston Common has significantly reduced energy use while maintaining guest comfort;
•Paradise Point Resort & Spa reduced energy consumption by better managing outdoor features, such as limiting hours for tiki torches, fire pits, and lava fountains, and introducing photocell-controlled exterior lighting;
•Jekyll Island Club Resort optimized irrigation schedules and systems to improve outdoor water use efficiency;
•Argonaut Hotel eliminated plastic guestroom laundry bags; and
•The Liberty, a Luxury Collection Hotel, Boston implemented food and operational waste strategies such as reducing cooking oil consumption and upgrading kitchen equipment.
During 2025, we continued our Green Ambassadors Program throughout our portfolio. We believe that by having Green Ambassadors at each of our properties we can make significant progress towards our environmental sustainability goals, because the Green Ambassadors are involved in their respective hotel’s day-to-day operations and can drive sustainable practices at all of our properties. We are working collaboratively with our diverse pool of third-party hotel operator partners to develop property-level management targets and reduction plans for energy-usage, carbon emissions, water usage, and waste. Through our Green Ambassador Program, we encourage our hotels and guests to make sustainable choices such as conserving water through linen-reuse initiatives or conserving energy by leveraging occupancy sensors. Mr. Martz met with the Green Ambassadors in July of 2025 to discuss the Company’s environmental sustainability vision and goals and to discuss how each property can make an impact on our overall environmental and social responsibility program.
In addition to our climate-related initiatives, we are deeply committed to honoring the social and cultural fabric of the communities in which the Company and its hotels and resorts operate. We were pleased to enhance our community engagement, philanthropic activities, and charitable donations in 2025. For example:
•We supported multiple charities meaningful to the Company’s employees through our charitable matching program. These charities include, among others, Community of Hope, St. Jude Children’s Research Hospital, Doctors Without Borders USA, Leukemia and Lymphoma Society, the Smithsonian Institution, and the World Central Kitchen.
•We participated in Community of Hope’s 13th Annual Bellevue Back to School Bash, which offered families in our corporate office’s community the chance to receive new backpacks filled with school supplies for their school-aged children.
•We partnered with the National Center for Children and Families and organized a Giving Tree event, where our employees were able to support local children living in our community’s foster care system, helping to make their Christmas wishes come true.
•We regularly measured employee satisfaction through company-wide surveys.
•On September 8, 2025, we hosted our annual corporate sustainability training for all employees.
•We continued our commitment to corporate responsibility by requiring all employees to complete Mandatory Unconscious Bias Training.
We also financially support our hotel properties with their own charitable and community support efforts. Many of our hotels partnered with local, regional, and national organizations to support environmental conservation, social services, healthcare, and cultural initiatives. Several properties integrate philanthropy directly into the guest experience, while others contribute through monetary and in-kind support for community events. Some notable examples include:
•Jekyll Island Club Resort and Argonaut Hotel support marine conservation through the sale of themed merchandise.

•The Marker Key West Harbor Resort hosted an annual Pool Party to support first responders.
•The Argonaut Hotel donated complimentary room nights to organizations such as the San Francisco International Arts Festival and the California Green Business Network.
•Hotels regularly organize donation drives, meal service programs, and hands-on volunteer events such as The Westin Copley Place, Boston, which organized blood drives, clothing, and shoe donation drives, as well as recurring volunteer service at the New England Center for Homeless Veterans.
•The W Los Angeles - West Beverly Hills partnered with the Los Angeles Regional Food Bank.
•We also supported our hotels in their initiatives prioritizing the health and well-being of their employees.
•Leadership engagement further strengthens community impact, with hotel leaders serving on industry and neighborhood boards and supporting civic, cultural, and service-oriented organizations across key markets.
We remain committed to broadening our talent pipeline, ensuring equitable recruitment practices, and expanding our outreach to a wider range of undergraduate institutions to enhance geographic and experiential diversity within the Company. As of December 31, 2025, women comprise over 54% of our workforce, and 30% of employees are people of color. Additionally, upon Mr. Jackson’s retirement from the Board at the Annual Meeting, 67% of our independent trustees will be female or African-American/Black.

Workforce and Board Diversity

Employees of color	Female employees	Independent trustees of color or female
Pebblebrook is an active member of both Nareit and the American Hotel & Lodging Association (“AHLA”), both of which have focused on fighting human trafficking, harassment and forced labor, raising the minimum wage, and other vital social responsibility matters. Pebblebrook is committed to AHLA’s 5-star promise on sexual assault and employee safety. Our Chief Executive Officer helped determine and guide AHLA’s priorities and plans, including whether and how to address these and other social issues, as an officer and leader of AHLA in 2018 (Treasurer), 2019 (Vice Chair of its Board), 2020 (Chair of its Board), 2021 (Chair Emeritus of its Board), and presently (member of AHLA’s Executive Committee and an Officer of AHLA). In addition, he took an active role in many of the related educational campaigns. He is a major contributor to the AHLA Foundation (the charitable arm of the AHLA), which champions education, workforce development, diversity, leadership advancement, and human trafficking prevention. In addition, our Chief Financial Officer co-chairs the Global Finance Committee (GFC) and the AHLA Financial Management Committee. Both committees are comprised of members of a league of financial and operational leaders from leading global and international hotel brands, operators and owners that are presently commissioned to determine the financial and operating reporting standards for the hotel industry, including publishing the 12th Edition of the Uniform Systems of Accounts for the Lodging Industry (USALI), which incorporates enhanced sustainability reporting, including new energy, water, and waste metrics, into financial reporting.
For information about our strong, sound corporate governance practices and policies that best serve the interests of our shareholders and our communications with shareholders holding the vast majority of our shares to discuss our governance practices and hear our shareholders’ perspectives, please see the sections of this Proxy Statement under the caption “Corporate Governance Information,” most particularly the sections under the captions “—Corporate Governance Highlights” and “—Focus on Shareholder Rights.”
The charter of the CSR Committee, our Corporate Sustainability Policy and our seventh annual Corporate Sustainability Report are available on our website at www.pebblebrookhotels.com.

INSIDER TRADING ARRANGEMENTS AND POLICIES
We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, we have adopted an Insider Trading Policy governing transactions in our securities by our trustees, officers, employees, and consultants that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and the NYSE listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

BOARD COMMITTEES
The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available under “Corporate Governance” in the Investor Relations section of our website at www.pebblebrookhotels.com. Each committee member meets the independence, experience, and, with respect to the Audit Committee, the financial literacy requirements of the NYSE, the SEC, and our Corporate Governance Guidelines. Information about each of these committees is included in the following table.

Committee/Membership	Committee’s Primary Responsibilities		# of 2025 Meetings

Audit Committee
Earl E. Webb(1,2) Cydney C. Donnell(2) Ron E. Jackson(2,3) Nina P. Jones(2,4) Bonny W. Simi(2,5)	•	Monitoring the integrity of our financial statements	4(6)
	•	Selecting our independent registered public accountants and monitoring their independence and performance
	•	Overseeing our financial reporting, including reviewing results with management and our independent registered public accountants
	•	Monitoring our risk assessment and management of significant risks to our financial reporting, including cybersecurity risks
	•	Overseeing our internal accounting controls
	•	Monitoring our REIT compliance procedures

Compensation Committee
Ron E. Jackson(1,3) Nina P. Jones(4) Phillip M. Miller Michael J. Schall(7) Earl E. Webb	•	Reviewing and recommending compensation for our senior officers	4(6)
	•	Administering and making awards under our long-term incentive award plans
	•	Retaining and terminating compensation consultants
	•	Administering other benefit programs of the Company

Nominating and Corporate Governance Committee
Bonny W. Simi(1,5) Cydney C. Donnell Phillip M. Miller Michael J. Schall	•	Recommending individuals to stand for election to the Board	4(6)
	•	Recommending Board committee composition
	•	Overseeing our corporate governance policies and procedures, including Board and trustee evaluations
(1)Chairperson of this committee.
(2)Determined by the Board to be an “audit committee financial expert.”
(3)Mr. Jackson’s retirement from the Board and its committees will become effective as of the Annual Meeting.
(4)Ms. Jones joined the Board and this committee on March 1, 2026.
(5)Serves as the Lead Trustee.
(6)No committee members attended less than 75% of these meetings.
(7)Mr. Schall will become chairperson of this committee as of the Annual Meeting.

STAKEHOLDER ENGAGEMENT
We maintain ongoing engagement with stakeholders across our business profile, portfolio, and operations, customizing our approach to meet the needs of each group. Stakeholders are also invited to communicate directly with the Company through our publicly available contact channels. We consider shareholders, lenders, our operating partners, and the communities in which we own hotels to be our most important groups of stakeholders.

2025 ENGAGEMENT SNAPSHOT	CYCLE OF OUTREACH
We maintain an active year-round stakeholder engagement program designed to foster constructive, two-way dialogue and ensure the Board and management understand investor perspectives on topics that matter most to long-term value creation. Management engages regularly with stakeholders through the quarterly earnings cycles, investor conferences, and investor meetings and conference calls held throughout the year. We conduct a structured annual outreach cycle around each annual meeting of shareholders, proactively reaching out to a representative group of our largest holders, typically representing a meaningful portion of Common Shares outstanding, to solicit feedback on governance priorities, guidelines, and expectations.

In addition, after each annual meeting of shareholders, we assess vote outcomes and engagement feedback, identify key themes, and brief the Board and relevant committees to inform their decisions regarding any responsive actions they may choose to take.

RISK MANAGEMENT OVERSIGHT
The Board takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers, who are responsible for the Company’s day-to-day risk management, present to the Audit Committee and the Board a comprehensive report on the material risks to the Company, including credit risks, liquidity risks, financial risks and operational risks (which includes cybersecurity risks). At that time, the management team also discusses the Company’s risk mitigation strategies and plans specific to each identified risk. If necessary, the Audit Committee or the Board may delegate specific risk management tasks to management or a committee of the Board. Throughout the year, management monitors the Company’s risks and updates the Audit Committee and the Board as new material risks are identified or risks previously presented by the Board materially change.
The Audit Committee also actively monitors risks to the Company throughout the year, particularly with respect to those that could affect financial reporting, and, with the aid of management, identifies any additional risks that need to be elevated for the consideration of the full Board.

COMMUNICATIONS WITH THE BOARD, LEAD TRUSTEE, INDEPENDENT TRUSTEES, AND AUDIT COMMITTEE
Any shareholder or other interested party may communicate with the Board or any trustee by sending the communication to the Company’s corporate offices at 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814 in care of the Company’s Secretary. All communications should identify the party to whom it is being sent, and any communication which indicates it is for the Board or fails to identify a particular trustee will be deemed to be a communication intended for the Chairman of the Board.
In addition, the Audit Committee has adopted confidential, anonymous processes for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit, or internal controls issues. Any party may contact the Audit Committee via mail to: Chairperson, Audit Committee of Pebblebrook Hotel Trust, c/o Mark W. Wickersham, Esq., Hunton Andrews Kurth LLP, Riverfront Plaza, 951 East Byrd Street, Suite 200, Richmond, Virginia 23219.

CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS
Our Corporate Governance Guidelines, which apply to our officers, trustees, and employees when such individuals are acting for or on our behalf, provide in writing that each trustee will disclose any potential conflicts of interest to the Board and, if appropriate, refrain from voting on a matter in which the trustee may have a conflict of interest. Our Code of Business Conduct and Ethics, which applies to our officers, trustees, and employees, requires our officers, trustees, and employees to report any actual or potential conflict of interest to a supervisor, manager, or other appropriate personnel. Any waiver of our Code of Business Conduct and Ethics for our executive officers or trustees may be made only by the Board or one of the Board’s committees. We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website. Our Code of Business Conduct and Ethics can be found under “Corporate Governance” in the Investor Relations section of our website at www.pebblebrookhotels.com.
The Board is responsible for reviewing any transactions in which an executive officer or trustee, any trustee nominee, or any immediate family member of any such person has or will have a direct or indirect material interest. Our Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest by an employee, officer, or trustee except under guidelines approved by the Board. The Board has not adopted a written policy for evaluating general conflicts of interest, because the facts and circumstances regarding potential conflicts are difficult to predict. In the event a conflict of interest arises concerning a matter to be voted on by the Board or any of its committees, the Board will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.
The Board has adopted a written policy for evaluating potential conflicts of interest with respect to investments by our trustees and executive officers in hotel properties. This policy provides that our trustees and executive officers may not acquire a controlling interest or a 5% or greater equity interest in any hotel property or hotel development project without first receiving approval from our Chief Executive Officer and the Nominating and Corporate Governance Committee. The policy does not apply to investments in publicly traded securities and passive investments in private entities such as limited partnerships or limited liability companies.
None of our NEOs has any indebtedness to the Company or any relationship with the Company other than as an employee and shareholder. Change-in-control severance agreements between the Company and our NEOs are described in the “Compensation Information—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies” section of this Proxy Statement.
We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits, or proceedings arising from their service to us.
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property, or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

TRUSTEE INFORMATION

TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified candidates to serve on the Board. That committee has identified the following seven individuals to stand for election at the Annual Meeting. Each of these nominees is currently a member of the Board.
We believe that all of the nominees are intelligent, experienced, collegial, insightful, and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes, or skills of each nominee that led us to conclude that such person should serve as a trustee.

Jon E. Bortz
Age: 69 Trustee since: December 2009 Board Committees: None (Chief Executive Officer and Chairman of the Board)
Background
•	LaSalle Hotel Properties (“LaSalle”), then a publicly traded lodging REIT (April 1998 to September 2009) – Founder, President, Chief Executive Officer and a Trustee; Chairman of the Board (January 2001 until retiring from LaSalle)
•	JLL, Inc. (“JLL”) (1981 to April 1998) – Founder and President of Hotel Investment Group of JLL (from January 1994), oversaw all of JLL’s hotel investment and development activities; Managing Director of JLL’s Investment Advisory Division (January 1995 to April 1998), responsible for certain East Coast development projects; Senior Vice President of JLL’s Investment Division (January 1990 to 1995), responsible for East Coast development projects and workouts
•	Hudson Pacific Properties, Inc. (NYSE: HPP) – member of the Board of Directors and its Audit Committee and Compensation Committee (December 2025 to present)
•	Federal Realty Investment Trust (NYSE: FRT) – former member of the Board of Trustees and its Audit Committee and Nominating and Governance Committee (June 2005 to May 2021)
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – member of the Advisory Board of Governors; former member of the Executive Committee and the Governance and Nominating Committee
•	American Hotel & Lodging Association (AHLA) – officer, member of the Executive Committee; Chair of HotelPAC; former Chair of the Board of Directors
•	B.S. in Economics from The Wharton School of the University of Pennsylvania; Certified Public Accountant (inactive)

Specific Qualifications and Skills
Among other qualifications, including being the founder of Pebblebrook Hotel Trust, Mr. Bortz brings to the Board executive leadership experience, including his long and distinguished career as chairman and chief executive of two publicly traded REITs in the lodging industry; extensive experience in hotel asset management and development; and deep experience addressing broad lodging-industry issues in collaboration with other owners and leaders of lodging brands, hotel management companies and REITs through his active leadership roles at AHLA and Nareit.

Cydney C. Donnell
Age: 66 Trustee since: December 2009 Board Committees: Audit; Nominating and Corporate Governance
Background
•	Zella Properties, LLC, an investment firm (since 1997) – Founder and President
•	Mays Business School of Texas A&M University (“Mays School”) (January 2004 to December 2022) – Associate Department Head – Finance; Executive Professor (former Director of Real Estate Programs)
•	European Investors/E.I.I. Realty Securities, Inc. (“EII”) (1986 to 2003) – Chair of the Investment Committee (2002 to 2003); Head of the Real Estate Securities Group and Portfolio Manager (1992 to 2002); VP and Analyst (1986 to 1992)
•	RepublicBanc Corporation – real estate lending officer (1982 to 1986)
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – member of the Institutional Advisory Committee
•	American Campus Communities, Inc., then a publicly traded, student-housing REIT (August 2004 to August 2022) – Chair of the Board of Directors; member of the Executive Committee and the Capital Allocation Committee of the Board
•	Trinity University – Vice Chairman of the Board of Trustees and member of its Executive, Facilities, Budget, and Finance Committees
•	Madison Harbor Balanced Strategies, Inc., a real estate fund of funds registered under the Investment Company Act of 1940, which was liquidated and deregistered in 2017 – served as member of the Valuation Committee (chairperson), the Nominating and Compensation Committee and the Audit Committee of the Board of Directors
•	B.B.A. from Texas A&M University; M.B.A. from Southern Methodist University
Specific Qualifications and Skills
Among other qualifications, Ms. Donnell brings to the Board executive leadership experience, including experience in the public real estate industry and investment experience in publicly traded real estate securities, along with experience from teaching courses in real estate investment, real estate capital markets, and portfolio management, including modules on corporate governance, at the business school level.

Nina P. Jones
Age: 46 Trustee since: March 2026 Board Committees: Audit; Compensation
Background
•	Simon Property Group (NYSE: SPG) – Member of the Board of Trustees (since January 2024) and its Audit Committee
•	Equity Residential (NYSE: EQR) – Member of the Board of Trustees (since March 2024), Chair of its Corporate Governance Committee, and member of its Audit Committee
•	T. Rowe Price – Vice President, Portfolio Manager, U.S. Real Estate (2019 - 2023), Vice President, Portfolio Manager - Global Real Estate (2015 - 2021), Vice President, Equity Research Analyst (2008 - 2015)
•	KPMG LLP – Senior Associate, Audit and Risk Advisory (2001 - 2006)
•	B.S. in Accounting and B.S. in Finance from University of Maryland; M.B.A. from Columbia Business School; Certified Public Accountant

Specific Qualifications and Skills
Among other qualifications, Ms. Jones brings to the Board substantial experience evaluating and investing in publicly traded real estate companies; active and sustained engagement with management and boards on sector-wide and company-specific risks, proxy voting decisions, and corporate responsibility issues; deep expertise in accounting and finance.

Phillip M. Miller
Age: 73 Trustee since: May 2011 Board Committees: Compensation; Nominating and Corporate Governance
Background
•	Miller Management Group LLC, a financial services and payments consulting firm (since September 2018) – President and Chief Executive Officer
•	First Data Corporation (September 2015 to September 2018) – Senior Vice President of Global Payment Relations and Sponsorships, managed First Data’s relationship with its payment networks and bank sponsors, globally
•	MasterCard Advisors (2005 to September 2015) – Global Head - Acquiring Knowledge Center, responsible for Electronic Payments Thought Leadership and consulting engagements with banks globally (March 2012 to September 2015); Senior Vice President and Group Head, responsible for the disciplines of market development and marketing for the e-commerce and retail business groups (January 2010 to March 2012); Global Solutions Leader, responsible for consulting engagements in strategy and information services for large banks and card acquirers globally (2005 to 2010)
•	Teleglobal International, LTD, a stored-value, secure online payments product (2002 to 2005) – Executive Chairman
•	Chase Merchant Services, LLC, a division of Chase Bank (2001 to 2002) – President and Chief Executive Officer
•	GE Money, the consumer financial services division of General Electric Company (1995 to 2001) – SVP Global Head of Marketing, Strategic Planning, and Product Development
•	Citibank’s International Private Banking business (1985 to 1995) – Vice President of International Product Development and Marketing
•	B.S. in Marketing and M.B.A. in International Business and Finance from The American University; Certificate of Corporate Governance - Effectiveness and Accountability in the Boardroom from J.L. Kellogg Graduate School of Management at Northwestern University
Specific Qualifications and Skills
Among other qualifications, Mr. Miller brings to the Board executive leadership experience, including his extensive experience as a senior executive in the financial services industry, along with his significant marketing and consulting expertise.

Michael J. Schall
Age: 68 Trustee since: December 2009 Board Committees: Compensation; Nominating and Corporate Governance
Background
•	National Storage Affiliates Trust (NYSE: NSA), a publicly traded self-storage properties REIT (since May 2024) – Member of the Board of Trustees, Chairperson of its Compensation, Nominating and Corporate Governance Committee, and member of its Finance Committee
•	Essex Property Trust, Inc. (NYSE: ESS), a publicly traded multifamily REIT (“Essex”) (since 1993) – Advisor to the CEO (Consultant) (since May 2024), Executive Director (March 2023 to May 2024); President and Chief Executive Officer (January 2011 to March 2023); Member of the Board of Directors (1994 to May 2024); Senior Executive Vice President and Chief Operating Officer (2005 to January 2011), responsible for the strategic planning and management of Essex’s property operations, redevelopment and co-investment programs; Chief Financial Officer (1993 to 2005)
•	The Marcus & Millichap Company (1986 to 1993) – various positions, including Chief Financial Officer of Essex’s predecessor, Essex Property Corporation
•	Churchill International, a technology-oriented venture capital company (1982 to 1986) – Director of Finance
•	Ernst & Young (then known as Ernst & Whinney) (1979 to 1982) – audit department, specializing in the real estate and financial services industries
•	B.S. from the University of San Francisco; Certified Public Accountant (inactive)
Specific Qualifications and Skills
Among other qualifications, Mr. Schall brings to the Board executive leadership experience, including his distinguished career as a senior executive, chief executive, and board member of a publicly traded REIT, along with his extensive experience in accounting and finance.

Bonny W. Simi
Age: 64 Trustee since: April 2019 Board Committees: Nominating and Corporate Governance (Chair); Audit — also serves as Lead Trustee
Background
•	Joby Aviation, Inc. (NYSE: JOBY), a publicly traded manufacturer, owner and operator of electric vertical takeoff and landing (eVTOL) aircraft – President of Operations (since February 2024); Head of Air Operations and People (December 2020 through January 2024)
•	JetBlue Technology Ventures, LLC, the venture capital subsidiary of JetBlue Airways Corporation (“JetBlue”), which incubates, invests in and partners with early stage startups at the intersection of technology, travel, and hospitality – Advisor (December 2020 to June 2024); President (January 2016 to December 2020)
•	JetBlue – Advisor (December 2020 to June 2024); Vice President Technology Innovations (January 2016 to December 2020); Vice President Talent (September 2011 to January 2016), overseeing talent acquisition, performance management, succession planning, people analytics and organizational development; various operational, leadership and financial roles in Airports, System Operations, Call Center Operations and Flight Operations (September 2003 to September 2011)
•	United Airlines, Inc. (1990 to 2003) – airline pilot
•	United States Olympian (1984, 1988 and 1992) – three-time competitor in the luge
•	Network television commentator for the Olympics of 1994, 1998 and 2002
•	Red Lion Hotels Corporation (until March 2021, NYSE: RLH) (March 2017 to May 2020) – Member of the Board of Directors, Chair of its Compensation Committee and member of its Nominating and Corporate Governance Committee
•	United States Olympic and Paralympic Committee – member of the Nominating and Governance Committee of the Board of Directors
•	B.A. in Communications from Stanford University; M.S. in management from the Stanford Graduate School of Business; M.S. in Management Science and Engineering from the Stanford School of Engineering; M.S. in Human Resource Management from Regis University
•	Board Leadership Fellow with the National Association of Corporate Directors; CERT Certificate in Cybersecurity Oversight from the CERT Division of the Software Engineering Institute at Carnegie Mellon University
Specific Qualifications and Skills
Among other qualifications, Ms. Simi brings to the Board more than 30 years of operations, human resources, and technology experience to the Board, with executive leadership experience in the travel industry and experience as a director of a NYSE-listed hospitality and leisure company.

Earl E. Webb
Age: 69 Trustee since: December 2009 Board Committees: Audit (Chair), Compensation
Background
•
9th Green Advisors LLC, a commercial real estate strategy and advisory firm serving investors in, occupiers of, and lenders to real estate assets throughout North America (since April 2021) – Founder and Managing Partner

•	Avison Young, LLC, a Canada-based commercial real estate company (September 2009 to April 2021) – Chairman, Global Capital Markets; member of the Board of Directors and its Audit and Executive Committees
•	JLL (January 2003 to August 2009) – Chief Executive Officer of JLL’s Capital Markets Group in the Americas, responsible for strategic direction and management of all capital markets activities throughout the region
•	Jones Lang LaSalle Americas, Inc. (1985 to December 2002) – Chief Executive Officer (February 1999 to December 2002)
•	Continental Illinois National Bank (1981 to 1985) – Second Vice President in the Capital Markets Group
•	University of Virginia’s Center for Real Estate and the Built Environment and the McIntire Foundation Board of Trustees – Board Member
•	George Smith Partners/AXCS Capital – Advisory Board Member
•	Airwavz Solutions Inc. (a privately held in-building wireless company) – Advisory Board Member
•	B.S. from the University of Virginia; M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University
Specific Qualifications and Skills
Among other qualifications, Mr. Webb brings to the Board executive leadership experience, including his extensive experience as a senior executive in the real estate and financial services industries, along with his significant capital markets expertise, and his prior public board experience with JLL and Players International.

PROCESS FOR SELECTING TRUSTEE NOMINEES
Before each annual meeting of shareholders, the Nominating and Corporate Governance Committee considers the nomination of all current trustees and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, retirement of a trustee, or any other reason. In addition to considering incumbent trustees, the Nominating and Corporate Governance Committee identifies trustee candidates based on recommendations from the trustees, shareholders, management, and others. Although the Nominating and Corporate Governance Committee may in the future engage the services of a third-party search firm to assist in identifying or evaluating trustee candidates, no such firm was engaged in 2025.
The Nominating and Corporate Governance Committee annually evaluates the effectiveness of the Board as a whole and of each individual trustee and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds, or areas of experience, and whether the average tenure of our trustees is appropriate for the Company. The Board considers trustee candidates, including those nominated by shareholders, based on a number of factors including: whether the candidate will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity, and values; whether the candidate contributes to the overall diversity of the Board; and whether the candidate has an inquisitive and objective perspective, practical wisdom, and mature judgment. Candidates are also evaluated on their understanding of our business, experience, and willingness to devote adequate time to carrying out their duties as trustees of the Company. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience, background, and length of service on the Board to ensure that the Board has the necessary composition to perform its oversight function effectively. We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee does consider a broad range of factors when nominating trustee candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender, and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

PROCESS FOR SHAREHOLDERS TO RECOMMEND TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee will consider appropriate candidates for trustee nominees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other candidates. Nominations must be addressed to Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Raymond D. Martz, Secretary, and must describe the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a trustee if elected. In order for the nominee to be considered for the next annual election of trustees and be included in the proxy statement for that election, any such written request must comply with the requirements set forth in our Bylaws and as set forth below under “General Information—Solicitation of Proxies, Shareholder Proposals and Other Matters—Shareholder Proposals and Trustee Nominations for Inclusion in the 2027 Proxy Statement.”
In addition, shareholders have what is commonly known as the right to “proxy access.” A shareholder, or a group of up to 20 shareholders, owning at least 3% (0.1% for each group member) of the outstanding Common Shares continuously for at least the prior 3 years may nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of shareholders, nominees representing up to 20% of the number of trustees then serving on the Board (rounding down to the closest whole number). See “Corporate Governance Information—Focus on Shareholder Rights.”

TRUSTEE COMPENSATION
As summarized in the table below, our compensation program for trustees who are neither employed by nor otherwise affiliated with the Company includes an annual retainer and an additional amount for serving as the chairperson of one of the Board’s standing committees. At least 50% of the total fee for each trustee is paid in the form of Common Shares, but at their election, each trustee may opt to receive up to 100% of the total fee in the form of Common Shares. The program does not include any fees for attending meetings. Upon initially joining the Board, an independent trustee receives $50,000 in restricted Common Shares, which vest pro rata over three years.
From 2018 through 2024, there were no increases in the amounts we paid to our trustees for their service to us.
In February 2025, the Company prepared a report comparing the current compensation of the Company’s independent trustees to that of the trustees and directors of a peer group of eight publicly traded lodging REITs. The members of the peer group were DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., RLJ Lodging Trust, Ryman Hospitality Properties, Inc., Summit Hotel Properties, Inc., Sunstone Hotel Investors, Inc., and Xenia Hotels & Resorts, Inc.
The report showed that the total compensation paid to the Company’s independent trustees was below the 20th percentile of the peer group. In light of the competition among public companies seeking trustees or directors who are as qualified and experienced as the members of the Board, the Compensation Committee recommended, and the Board approved, an increase for 2025 of $15,000 in the amount we pay as an annual retainer fee to our independent trustees for their service to us. Further, the Compensation Committee recommended, and the Board approved, an increase in 2025 of $5,000 in the amount of additional annual compensation we pay to each chairperson of a standing committee of the Board.

Program Element	Amount	Form of Payment
Annual Retainer	$170,000	At least 50% in Common Shares (up to 100% at recipient’s election), with balance, if any, in cash
Annual Fee to Committee Chairperson	$25,000 for Audit Committee $20,000 for Compensation Committee $15,000 for Nominating and Corporate Governance Committee
Meeting Attendance Fees	None	None
One-Time Grant to New Trustees upon Joining	$50,000	100% in restricted Common Shares (3-year pro rata vesting)
Equity Ownership Guidelines	Ownership of equity of the Company with a dollar value of at least 3 times annual compensation within 5 years after becoming a trustee (or after an increase of compensation levels)
As of December 31, 2025, all trustees were in compliance with the equity ownership guidelines.

Total compensation paid in January 2026 to our independent trustees for service in 2025 was as follows:

	Fees Earned or Paid in Cash
Name	Annual Retainer	Committee Chair Fee	Share Awards	Total(1)
Cydney C. Donnell	$170,000	—	—	$170,000	(2)
Ron E. Jackson(3)	$170,000	$20,000	—	$190,000	(3)
Phillip M. Miller	$170,000	—	—	$170,000	(4)
Michael J. Schall	$170,000	—	—	$170,000	(5)
Bonny W. Simi	$170,000	$15,000	—	$185,000	(6)
Earl E. Webb	$170,000	$25,000	—	$195,000	(7)
(1)Any Common Shares paid in lieu of cash were valued at a price per share of $11.46, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.
(2)At election of this trustee, 100% of this trustee’s fee for service was paid in the form of 14,837 Common Shares.
(3)Mr. Jackson’s retirement from the Board will take effect at the Annual Meeting. At his election, 100% of his fee for service was paid in the form of 16,582 Common Shares.
(4)At election of this trustee, 50% of this trustee’s fee for service was paid in the form of 7,418 Common Shares.
(5)At election of this trustee, 100% of this trustee’s fee for service was paid in the form of 14,837 Common Shares.
(6)At election of this trustee, 50% of this trustee’s fee for service was paid in the form of 8,073 Common Shares.
(7)At election of this trustee, 60% of this trustee’s fee for service was paid in the form of 10,211 Common Shares.

AUDIT INFORMATION

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.
The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence and the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and discussed and received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in 2025 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of the Company’s quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.
The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”
The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.
Each member of the Audit Committee is independent as defined by the NYSE listing standards and each member is financially literate. The Board of Trustees has identified each of Mr. Webb, Ms. Donnell, Mr. Jackson, Ms. Jones, and Ms. Simi as an “audit committee financial expert” within the meaning of the SEC rules.
Submitted by the Audit Committee of the Board of Trustees
Earl E. Webb (Chairperson)
Cydney C. Donnell
Ron E. Jackson
Nina P. Jones
Bonny W. Simi

FEE DISCLOSURE
The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the years ended December 31, 2025 and 2024:

Fee Type	Year Ended December 31,
	2025	2024
Audit Fees	$1,597,882	$1,625,525
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,597,882	$1,625,525
Audit Fees
“Audit Fees” consist of fees and expenses billed for professional services rendered to audit financial statements, assess the effectiveness of internal control over financial reporting, review interim consolidated financial statements, review registration statements, and prepare comfort letters, services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”
Tax Fees
“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
All Other Fees
“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

PRE-APPROVAL POLICY
All audit, tax, and other services provided to us by KPMG LLP, our independent accountants, are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to KPMG that are described above were approved by the Audit Committee.

NAMED EXECUTIVE OFFICER INFORMATION
The following tables set forth information about our three executive officers, who are our named executive officers for purposes of this Proxy Statement (“NEOs”).

Name	Age	Gender	Position	At the Company Since
Jon E. Bortz	69	Male	Chief Executive Officer and Chairman of the Board	December 2009
Raymond D. Martz	55	Male	Co-President, Chief Financial Officer, Treasurer, and Secretary	December 2009
Thomas C. Fisher	55	Male	Co-President, Chief Investment Officer	January 2010

Jon E. Bortz
Background
Information about Mr. Bortz is set forth above under “Trustee Information—Trustee Nominees.”

Raymond D. Martz
Background
•	Phillips Edison & Company (since July 2021, NGSM: PECO), one of the largest owners and operators of community shopping centers in the U.S. (August 2007 to November 2009) – Chief Financial Officer
•	Eagle Hospitality Properties Trust, Inc., then a NYSE-listed hotel REIT (May 2005 to August 2007) – Chief Financial Officer, Treasurer, and Secretary
•	LaSalle Hotel Properties (April 1998 to May 2005) – Treasurer (2004 to 2005); Vice President of Finance (2001 to 2004); Director of Finance and Investor Relations (1998 to 2001)
•	JLL (October 1997 to April 1998) – Director of Finance
•	Tishman Hotel Corporation (1995 to 1997) – Associate, focusing on a variety of areas including asset management and real estate development
•	Orient Hotel Group, a private owner and operator of hotels (1994 to 1995) – several hotel operations roles
•	American Hotel & Lodging Association (AHLA) – Co-Chair of the Financial Management Committee
•	Global Finance Committee (formed by AHLA and Hospitality Financial and Technology Professionals) – Co-Chair
•	U.S. Green Building Council – founding member of the LEED User Group: Hospitality and Venues
•	B.S. from the School of Hotel Administration at Cornell University; M.B.A. from Columbia University

Thomas C. Fisher
Background
•	JLL (1996 to January 2010) – Managing Director—Americas, leading the national full-service investment sales platform; variety of roles prior
•	The Harlan Company, a New York investment banking boutique (1994 to 1996) – Associate, focused on commercial real estate investment services including investment sales, capital raises, and tenant representation
•	Prudential Realty Group (1993 to 1994) – Real Estate Analyst, focused on general account investments covering multiple property types including hotel, office, and retail
•	American Hotel & Lodging Association (AHLA) – Past Chair of the Hospitality Investment Roundtable
•	B.S. with Distinction from the School of Hotel Administration at Cornell University

COMPENSATION INFORMATION

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Trustees (and the Board of Trustees has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.
Submitted by the Compensation Committee of the Board of Trustees
Ron E. Jackson (Chairperson)
Nina P. Jones
Phillip M. Miller
Michael J. Schall
Earl E. Webb

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
This CD&A describes the Company’s compensation program and compensation decisions for our NEOs. However, we note that we generally use the same compensation program for almost all of our employees, not just for our executive officers. We compensate our other employees with cash-based salaries, cash incentive bonuses, and long-term equity-based awards using the same performance metrics and payout percentages as for our NEOs. It is our belief that using this same program throughout the Company serves to align the interests of all of our employees, not just the interests of our executive officers, to the interests of our shareholders.
In deciding how to structure the Company’s compensation program, the Compensation Committee and the Board consider the results of the say-on-pay proposal made at the prior year’s annual meeting of shareholders. At our 2025 annual meeting of shareholders, over 90% of votes cast were in favor of our “say-on-pay” proposal. The average approval rate since the inception of this advisory proposal in 2011 is approximately 90%. The Compensation Committee and the Board believe this strong level of support reflects a high degree of shareholder confidence that the Company’s compensation program is rewarding our executives appropriately, particularly following the changes we implemented in 2023 to address shareholder feedback.
Our Compensation Committee is committed to having a compensation program that aligns the interests of our NEOs with those of our shareholders. In response to extensive conversations with shareholders collectively holding more than 50% of our outstanding Common Shares, we adopted the following best practices in 2023 and continued to follow them in 2025:

☑	Committed not to make any special equity retention awards absent extraordinary circumstances.
☑	All performance metrics are objective and quantitative.
☑	Performance-based equity awards have a single multi-year measurement period (not less than three years), without any single-year portions.
☑	Threshold performance levels are established for every objective for annual cash incentive bonus and performance-based equity awards.
☑	Endeavor to maintain aggregate compensation of our NEOs to be below the average of lodging REITs.
☑	Each proxy statement contains clear disclosures, including clear rationale regarding Compensation Committee decisions and payouts on the annual cash incentive bonus.

Performance Highlights
In 2025, the Company operated against a backdrop of uneven lodging demand, with continued softness in several of its markets, including those impacted by negative events, alongside rising operating costs and a more price-sensitive travel consumer. Within this operating environment, the Company emphasized operational discipline, balance-sheet stability, and portfolio optimization. The Company continued to prioritize property-level expense control, strengthen its balance sheet through targeted refinancing, and optimize the portfolio through strategic asset sales. The Company also rebounded quickly from a disruptive hurricane season in the prior year and made targeted investments to reduce exposure to future severe weather events.
Performance highlights for 2025 include the following:
•Successfully managed operating expenses
◦Generated higher-than-expected cash flow through effective revenue management, cost controls, and capital allocations in a difficult macroeconomic environment and numerous negative market-specific impacts.
◦The resulting outperformance of expense management enhanced the Company’s financial flexibility and highlights its ability to leverage detailed benchmarking and to optimize technology to create efficiencies and reduce energy and utility consumption.
•Enhanced the balance-sheet through strategic refinancing activity
◦Executed a strategic refinancing to extend debt maturities and enhance balance-sheet flexibility, completing a private offering of $400 million of 1.625% convertible senior notes due 2030 and using the proceeds, together with cash on hand, to repurchase an equal amount of its 1.75% convertible senior notes due 2026 at a discount to par.
◦The strategic refinancing and related transactions reduced near-term refinancing risk, lowered the cost of capital, and increased financial flexibility to support ongoing portfolio initiatives, well exceeding the Company’s expectations.
•Continued development of the Corporate Sustainability and Responsibility program
◦Advanced environmental performance initiatives across the portfolio, including annual energy audits, pursuit and maintenance of third-party certifications, expansion of the Green Ambassador program, installation of low-flow fixtures, conversion to native or drought-tolerant landscaping, and continued progress toward achieving a 35% reduction in GHG emissions intensity by 2030;
◦Strengthened sustainability governance, risk oversight, and transparency through Board review of climate-related physical and transition risks, alignment of disclosures with International Sustainability Standards Board International Financial Reporting Standards S1 and S2, implementation of a corporate CSR data portal, tracking of utilities and emissions metrics, and publication of the annual CSR Report highlighting year-over-year performance trends;
◦Reinforced human capital, human rights, and operational responsibility standards by delivering annual sustainability training, monitoring employee engagement and well-being, reviewing compliance with AHLA’s 5-Star Promise, promoting adherence to the Supplier Code of Conduct, and encouraging meaningful community engagement and economic development partnerships across properties; and
◦Continued strategic investment in the Fifth Wall climate fund to pilot innovative technologies that enhance building efficiency, resilience, and long-term sustainability performance.
•Successfully generated $116.3 million in gross proceeds from sales of two assets
◦Successfully completed the sale of Montrose at Beverly Hills on November 19, 2025 for $44.3 million and the sale of The Westin Michigan Avenue Chicago on December 3, 2025 for $72.0 million, exceeding the Company’s target by 55.0%.
•Successfully delivered insurance savings and hurricane recovery outcomes
◦Successfully renewed the Company's property insurance program effective June 1, 2025, delivering a year-over-year premium reduction of more than 9.5%, which was better than expected based on the budgeted insurance cost, saving the Company $1.5 million over the rest of 2025;
◦Completed the repair and restoration of LaPlaya Beach Resort & Club (“LaPlaya”), with all Beach House rooms returning to service in June 2025, in line with the targeted completion date for the hurricane repair and restoration work;
◦Completed $4.7 million of additional physical improvements to further strengthen LaPlaya’s resilience against future weather events, including the installation of multiple sea walls, storm shutters, upgraded drainage infrastructure, and other resilience-focused enhancements, positioning the Company to better protect the asset and minimize risk from future storm events. The total work was completed in line with the Company’s targeted budget and completion date; and

◦Successfully settled all outstanding insurance claims related to Hurricanes Helene and Milton, with $12.7 million in business interruption insurance proceeds recorded in 2025, exceeding the Company’s target by 154%.
•Maintained and strengthened financial controls and risk management - The annual audit of our internal controls and procedures found no material weaknesses.
Compensation Program Highlights
In February 2025, the Compensation Committee established our 2025 compensation program. Highlights include:
•Annual base salary comprised only 14% of target total compensation for the CEO and 21% for the other NEOs.
•Target cash incentive bonus comprised 24% of target total compensation for the CEO and 22% for the other NEOs.
◦100% of target cash incentive bonus for 2025 was based on objective, quantitative criteria.
◦Each performance metric had a threshold level which, if not met, would result in a zero payout on that metric.
◦Although the payout for each performance metric could have been as much as 250% if maximum performance were achieved, no executive officer could receive more than a maximum of 200% of their target cash incentive bonus.
◦If a material weakness in our financial controls were to be found, the total payout would be capped at just 100%.
•Long-term equity-based awards are the largest components of our NEOs’ target total compensation (62% for the CEO and 57% for the other NEOs).
◦60% of each award will vest, if at all, based on performance
▪Performance is measured after a three-year period, without any interim measurement periods;
▪Performance is measured with two metrics, not just one:
•70% of target is based on the Company’s total shareholder return (“TSR”) relative to the TSRs of the Company’s peers; and
•30% of target is based on the Company’s TSR alone;
▪In addition to target and maximum levels, each metric has a threshold level of performance which, if not met, will result in no vesting;
▪Target performance for the relative TSR metric is the 55th percentile, which requires out-performance of the median;
▪Maximum vesting is capped at 200%, but if the Company’s TSR is negative for the measurement period, vesting will be capped at 100%, regardless of relative performance; and
◦40% of each award will vest ratably over three years for continued service.
•No special retention equity award was granted to any of our NEOs.

Compensation Program Components
Our compensation program has three primary components, each of which serves certain purposes in compensating and rewarding our NEOs and creates alignment between our NEOs and our shareholders: (i) cash base salaries, (ii) cash incentive bonuses, and (iii) two forms of regular long-term equity-based awards (performance-based vesting and time-based vesting).

Component	Type (% of 2025 target total)	Purpose

Annual Base Salary	Fixed 14% – CEO 21% – Other NEOs	• Compensates executives for carrying out the duties of the job
• Recognizes individual experience, skills, and performance
• Provides value to attract and retain talented executives

Cash Incentive Bonus	At-Risk / Performance-Based 61% – CEO 56% – Other NEOs	• Encourages accomplishment of annual business objectives
• Aligns interests of executives with those of our shareholders
• Provides value to attract and retain talented executives

Long-Term Equity (performance-based vesting)		• Encourages accomplishment of long-term business objectives critical to delivering shareholder value
• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the Company
• Provides value to attract and retain talented executives

Long-Term Equity (time-based vesting)	Vests over Time 25% – CEO 23% – Other NEOs	• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the Company
• Provides value to attract and retain talented executives
We also provide various health and welfare benefits to our NEOs that are generally the same as provided to all of our employees. These benefits are competitive with those offered by companies we compete with for talent and provide another tool that allows us to attract and retain talented executives.
The Compensation Committee and the Board have structured the program so that a significant portion of each NEO’s overall compensation: (i) is earned and paid over a period of more than one year; (ii) depends on the Company’s performance relative to that of peer lodging REITs; (iii) is, at target levels of compensation, measured against target total compensation paid by peer lodging REITs; and (iv) depends on the Company’s total absolute and relative shareholder returns and other absolute and relative performance measurements. In this compensation framework, if the Company has poor relative performance and/or poor total shareholder returns, our NEOs could receive incentive compensation below established target amounts (potentially as low as zero) and lower total compensation. In return, our NEOs should have an opportunity to earn overall compensation packages significantly greater than established target amounts in the event of superior relative performance and superior total shareholder returns.
The Compensation Committee and the Board have committed not to grant any special equity retention awards absent extraordinary circumstances.

The following two charts show the composition of total 2025 target compensation for our NEOs by form and by type. For each chart, (i) the center four “slices” show the percentages of the total represented by each component of the compensation program; (ii) the inner partial ring shows the percentage of the total compensation that is “at-risk” and may only be earned based on the level of attainment of performance goals; and (iii) the outer partial ring shows the percentage of the total composed of long-term equity awards.

2025 Compensation Mix Based on Target Total Amount
Target Pay Mix - CEO                Target Pay Mix - Other NEOs
In February 2025, the Compensation Committee and the Board determined each component of the 2025 compensation program for each of our executive officers. When determining the amounts for each component, the Compensation Committee and the Board sought to achieve the multiple goals of the program for each of the executive officers and decided on the amounts shown in the following table.

	Annual Base Salary	% above 2024	Target Cash Incentive Bonus	% above 2024	Target Long-Term Equity	% above 2024	Target Total Compensation	% above 2024
Jon E. Bortz (Chief Executive Officer)	$840,000	2.8%	$1,390,000	3.3%	$3,595,000	3.4%	$5,825,000	3.3%
Raymond D. Martz (Co-President and CFO)	$560,000	3.1%	$590,000	3.5%	$1,520,000	3.1%	$2,670,000	3.2%
Thomas C. Fisher (Co-President and CIO)	$560,000	3.1%	$590,000	3.5%	$1,520,000	3.1%	$2,670,000	3.2%
Total / Weighted Average							$11,165,000	3.2%
Annual Base Salary – Fixed, Not “At-Risk”
(14% - 21% of Target Total Compensation)
Annual base salary is the only component of the compensation paid to our NEOs whose value does not vary by share price or performance against certain metrics. For 2025, annual base salary as a percentage of target total compensation for each NEO comprised only 14% for Mr. Bortz and 21% for each of Messrs. Martz and Fisher.
Because base salaries are just one component of total pay, we do not target base salaries to any specific level but do confirm that the base salaries for our NEOs are within market parameters using publicly available data, reports of compensation consultants (if retained by the Compensation Committee), and market knowledge. All decisions regarding annual base salary for our NEOs are made at the first Compensation Committee meeting of the year and take effect as of January 1 of that year.
The 2025 annual base salaries for our NEOs are set forth in the table above and in the Summary Compensation Table located elsewhere in this Proxy Statement.

Cash Incentive Bonus – At-Risk / Performance-Based Compensation
(22% - 24% of Target Total Compensation)
The Compensation Committee emphasizes the importance of incentive cash compensation as a component of total compensation for our NEOs. The Company believes this component of the Company’s compensation program is an investment in high-quality, successful employees who can improve the operational performance of the Company’s hotels and generate new business and transaction opportunities that create value for shareholders.
The cash incentive bonus program is intended to compensate our NEOs for achieving annual goals at both the corporate and hotel and resort property levels, as well as for implementing long-term plans and strategies. We do not guarantee any bonuses. Actual amounts paid based on performance may range from 0% to 200% of the target amounts.
Target Cash Incentive Bonus Amounts
For 2025, the Compensation Committee and the Board increased the amount of the target cash incentive bonus for our NEOs above the 2024 amounts by 3.3% for Mr. Bortz and by 3.5% for each of Messrs. Martz and Fisher.
As a result, the Compensation Committee and the Board established target cash incentive bonuses for 2025 for Messrs. Bortz, Martz, and Fisher of $1,390,000, $590,000, and $590,000, respectively. As a percentage of annual base salary for Mr. Bortz and each of Messrs. Martz and Fisher, the target cash incentive bonus amounts were 165% and 105%, respectively. As a percentage of target total compensation for Mr. Bortz and each of Messrs. Martz and Fisher, the target cash incentive bonus amounts were 24% and 22%, respectively.
Annual Objectives – Performance Expectations
To earn any of the cash incentive bonus, the Company had to perform against the seven annual objectives in 2025 that the Compensation Committee set in February 2025. The objectives, all of which were quantitatively and objectively measurable, were designed to align the incentives of the Company’s employees and management with the interests of the Company’s shareholders. The following table provides a summary of the objectives, their weightings, and payout levels.

Performance Metric	Weighting	Objective		
		Threshold (50% payout)	Target (100% payout)	Maximum (250% payout) (1)
2025 Adjusted FFO per Share Based on adjusted funds from operations per Common Share for 2025	30%	$1.30	$1.39	≥ $1.55
Dispositions Based on the aggregate sales price of dispositions completed during 2025	20%	$37.5 million	$75 million	≥ $187.5 million
Relative Same-Property Hotel EBITDA per Key Based on the year-over-year growth of same-property hotel EBITDA per key compared to that of certain publicly listed hospitality REITs	15%	Sixth of eight	Fourth of eight	Second of eight
Portfolio RevPAR Penetration Improvement Based on the year-over-year improvement of the Company's hotel portfolio's RevPAR penetration index	10%	25 bps	50 bps	≥ 87.5 bps
CSR Results Based on the achievement of 14 goals under the Corporate Sustainability and Responsibility program in 2025	10%	8 of 14	10 of 14	14 of 14
Hurricane Recovery and Mitigation Objective Based on (i) timeliness and cost of completion of the repair and restoration of LaPlaya Beach Resort & Club and (ii) proceeds from BI insurance claims related to Hurricanes Helene and Milton	10%	As scheduled and ≤110% of budget; BI ≥ $2.0 million	As scheduled and ≤ 100% of budget; BI ≥ $5.0 million	Early and ≤ 90% of budget; BI ≥ $10.0 million
Accounting and Compliance Based on the Company not having a material weakness in its financial controls for 2025	5%	No material weaknesses	No material weaknesses	No material weaknesses

(1)     Total payout will be capped at 200% even if maximum results for individual performance metrics are achieved, and it will be capped at 100% if a material weakness is found.

The details of each annual performance metric and objective for 2025 are as follows:
•2025 Adjusted FFO per Share (30% weighting, up to a 75% cap) – target performance required achieving the Company’s 2025 adjusted FFO per share target of $1.39, as adjusted to reflect any acquisitions or dispositions, quantifiable property-level impacts from named storms or significant weather events, and any one-time or special expenses intended to generate long-term improvements to the Company’s performance.
•Gross Proceeds from Dispositions in 2025 (20% weighting, up to a 50% cap) – target performance required generating $75 million of gross sales proceeds.
•Relative Same-Property Hotel EBITDA per Key Increase for 2025 (15% weighting, up to a 37.5% cap) – target performance required generating hotel-level earnings before interest, taxes, depreciation, and amortization (“EBITDA”) per key in the top four among a group of the Company and seven peer companies in the full-service hotel sector (Braemar Hotels & Resorts Inc., DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., RLJ Lodging Trust, Sunstone Hotel Investors, Inc., and Xenia Hotels & Resorts, Inc.).
•Hotel RevPAR Penetration Index Improvement for 2025 (10% weighting, up to a 25% cap) – target performance required improving the Company’s 2025 RevPAR penetration index by 50 bps over year-end 2024’s RevPAR penetration index, excluding properties under major renovation in 2024 or 2025 for their respective months of renovation.
•Corporate Sustainability and Responsibility Results (10% weighting, up to a 25% cap) – target performance required meeting 10 of the following 14 objectives:
1.GHG Emissions Reduction - Maintain and track progress toward achieving a 35% reduction of GHG emissions intensity across the hotel portfolio by 2030;
2.Energy Efficiency & Certifications - Ensure that at least 10 hotels undergo annual energy audits by 2025, and track progress toward properties applying for or maintaining third-party building certifications where commercially reasonable;
3.Environmental Performance Reporting - Publish annual CSR report each year;
4.Employee Sustainability Training - Deliver annual sustainability training to at least 90% of Pebblebrook employees, and achieve at least a 90% completion rate;
5.Human Rights & Labor Policies - Conduct an annual review to ensure 90% of hotel management teams acknowledge, and comply with AHLA’s 5-Star Promise human rights and labor policies;
6.Employee Engagement & Mental Health - Conduct biannual employee engagement and well-being surveys with a minimum 70% participation rate, and aim for an employee satisfaction score of at least 80%;
7.Community Engagement & Environmental Stewardship - Ensure that 75% of hotels participate in at least one community engagement or environmental stewardship initiative per year, such as local partnerships, volunteer events, and emissions-reduction programs;
8.Sustainable Supply Chain - Collaborate with vendors and suppliers to follow the Company’s Supplier Code of Conduct;
9.Climate Risk Oversight - Present a climate risk to the Board annually, including physical and transition risk analysis aligned with the Company’s CSR risk framework;
10.Climate-Related Disclosures - Prepare disclosures for climate-related financial impacts in alignment with International Sustainability Standards Board International Financial Reporting Standards by end of 2025;
11.CSR Portal Implementation - Complete setup and ensure 75% of portfolio properties upload baseline data to the corporate CSR portal by year-end 2025;
12.Water Efficiency Upgrades - Install low-flow faucets, showers, and toilets in at least 75% of bathrooms, kitchens, and public areas at 85% of portfolio properties by the end of 2025;
13.Water-Wise Landscaping - Convert landscaping to native or drought-tolerant plants at 50% of hotel properties by 2025; and
14.United Nations SDG Alignment - Actively implement and report programs that address at least 13 of the 17 United Nations Sustainable Development Goals by year-end 2025.

•Hurricane Recovery and Mitigation Objective (10% weighting, up to a 25% cap) – target performance required finalizing the repair and restoration of LaPlaya Beach Resort & Club, with a focus on implementing additional storm mitigation measures on time and within budget and resolving all outstanding insurance claims (including business interruption (“BI”) insurance) related to Hurricanes Helene and Milton to ensure financial recovery and operational readiness.
•Accounting and Compliance Goals (5% weighting and cap; and if not met, Board has express discretion to reduce overall payout of cash incentive bonus) – target performance required the Company not to have any exceptions in its preparation or filing of its Annual Report on Form 10-K and not to have any material weaknesses in its financial controls for 2025.
Annual Objectives – Performance Achieved
In February 2026, the Compensation Committee assessed performance against each annual objective to determine the payout percentage of target for the cash incentive bonuses as set forth in the following table:

Annual Objective	Result Achieved (actual)	Result Achieved (% of target)	Objective’s Weighting	Payout Achieved (% of target total)
2025 Adjusted FFO per Share	$1.58	250.0%	30.0%	75.0%
Gross Proceeds from Dispositions	$116.3 million	155.0%	20.0%	31.0%
Relative Same-Property Hotel EBITDA per Key	Sixth of eight	50.0%	15.0%	7.5%
Portfolio RevPAR Penetration Index Growth	< 0 bps	—%	10.0%	—%
CSR Results	14 of 14	250.0%	10.0%	25.0%
Hurricane Recovery and Mitigation	Restoration made on schedule, within budget; BI insurance proceeds of $12.7 million	125.0%	10.0%	12.5%
Accounting and Compliance	No material weaknesses	100.0%	5.0%	5.0%
Formula-driven total as % of target				156.0%
Discretionary				(6.0)%
Total payout as % of target				150.0%
Although the maximum level of performance was achieved for five of the seven Annual Objectives, the executive officers jointly recommended that the Compensation Committee reduce the payout percentage from the formula-driven 156.0% to a lower amount. The executive officers made this recommendation due to the Company’s total shareholder return for 2025. Taking into account both this recommendation and the actual results of the Annual Objectives, the Compensation Committee determined, in its sole discretion, that it would reduce the payout percentage to 150%. As a result, Mr. Bortz was paid an actual cash incentive bonus of $2,085,000, and each of Messrs. Martz and Fisher was paid an actual cash incentive bonus of $885,000.
Long-Term Equity Incentive Awards – 60% as At-Risk / Performance-Based Compensation and 40% as Time-Based Vesting
(57% - 62% of Target Total Compensation)
The largest portion of compensation for our NEOs comes from long-term equity incentive awards. For 2025, the aggregate target dollar value of both forms of long-term equity incentive award as a percentage of target total compensation was 62% for Mr. Bortz and 57% for Messrs. Martz and Fisher. For Mr. Bortz, the target dollar value was increased from his 2024 amount by 3.4%, and for Messrs. Martz and Fisher, the target dollar value was increased from their 2024 amounts by 3.1%.
In February 2025, the Compensation Committee and the Board decided that 60% of the target long-term equity amount for each executive officer should be awarded in the form of equity that will vest, if at all, based on specified performance metrics (performance-based vesting equity) and 40% should be awarded in the form of equity that will vest based on time (time-based vesting equity). The numbers of performance units and Common Shares to be awarded were determined based on the average of the closing prices per Common Share for the ten business days preceding the date of the setting of the executive officers’ target long-term equity amount.
The Equity Incentive Plan allows for long-term incentives to our executive officers, key employees, and consultants and other service providers to the Company, its subsidiaries, and advisors through grants of option rights, appreciation rights, restricted share awards, performance-based equity awards, LTIP units in our operating partnership, and other forms of equity incentive awards. Awards granted to NEOs and other employees under the incentive plan are designed to provide grantees with an incentive to promote the long-term success of the Company in line with our shareholders’ interests. The awards align the recipients’ interests with the interests of shareholders by providing each recipient with an ownership interest in the Company and a stake in the Company’s success. The Equity Incentive Plan is administered by the Compensation Committee, which has the discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards, and other terms and conditions of the option rights, appreciation rights, and restricted share awards. Awards may have a vesting period that is tied to each NEO’s or employee’s continued service to the Company or a specifically identified set of performance measures.
Long-term equity incentive awards for our NEOs with respect to a fiscal year are typically issued near the beginning of such fiscal year.
Awards of Performance-Based Equity – 60% of Value of Target Long-Term Equity Amount
(34% - 37% of Target Total Compensation)
In February 2025, Messrs. Bortz, Martz, and Fisher each received an award of performance-based equity, in the form of performance units, which will vest in the form of Common Shares if, and only to the degree that, the long-term performance criteria established by the Board are met, provided that the recipient remains employed by the Company through the end of the applicable measurement period (or as otherwise described below under “—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards”).
The 2025 compensation program provides that 70% of the target number of performance units that may vest will be determined by the “Relative TSR Objective,” which is the Company’s TSR compared to the TSR of each member of a group of 10 publicly listed hospitality REITs, collectively referred to as the TSR Peer Group, over a three-year period ending December 31, 2027. The following companies comprise the “TSR Peer Group”: Apple Hospitality REIT, Inc., Chatham Lodging Trust, DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., RLJ Lodging Trust, Ryman Hospitality Properties, Inc., Summit Hotel Properties, Inc., Sunstone Hotel Investors, Inc., and Xenia Hotels & Resorts, Inc.
The 2025 compensation program further provides that 30% of the target number of performance units that may vest will be determined by the Company’s TSR itself (the “Absolute TSR Objective”).
The Compensation Committee established threshold levels of performance for both of the performance metrics, such that unless at least the threshold level of performance is met, no performance units will vest based on that metric. The maximum possible vesting overall will be 200%.
The following table shows the performance levels required for threshold, target, and maximum vesting (with payout levels between the threshold and target, or between target and the maximum, being interpolated) :
(1)     If the Company’s TSR for the measurement period is negative, total payout will be capped at 100% regardless of the Relative TSR result.
If the Company’s TSR is less than 0% for the three-year measurement period ending December 31, 2027, then the maximum percentage of the target number of performance units will be capped at 100%, regardless of the degree of the Company’s out-performance, if any, against the Relative TSR Objective or the Absolute TSR Objective.
The threshold, target, and maximum number of performance units subject to the 2025 performance-based equity incentive awards for the Company’s three executive officers are as follows:

Name	Number of Performance Units Subject to Performance-Based Vesting			Value if Maximum Number Vests(1)
	Threshold	Target	Maximum
Jon E. Bortz	84,127	168,253	336,506	$4,310,642
Raymond D. Martz	35,570	71,139	142,278	$1,822,581
Thomas C. Fisher	35,570	71,139	142,278	$1,822,581

(1)These values assume that on the grant date of the awards the highest level of performance was probable, the maximum value would be earned, and the value per performance unit equaled the closing price per Common Share on the NYSE on the date of grant, February 7, 2025. The values of the performance-based equity awards are dependent in part on the Company’s performance over a three-year period, and there is no assurance that the maximum value of the awards will be earned.
For each NEO, the actual amount of performance units that will vest after the end of the measurement period will depend on the Company’s performance against the Absolute TSR Objective and the Relative TSR Objective as determined by the Compensation Committee and requires that the recipient remains employed by the Company through the end of the three-year measurement period or as otherwise described below. The performance units will, prior to vesting, not be entitled either to receive dividends or to be voted, but dividends will, in effect, accrue on the performance units and will be paid if, but only if, and to the extent the performance units vest and are settled in the form of Common Shares. Any vested performance units will be settled in the form of Common Shares after the three-year measurement period ends.
For 2025, the target value of the awards of performance-based equity as a percentage of target total compensation for each NEO was 37% for Mr. Bortz and 34% for each of Messrs. Martz and Fisher.
In February 2025, following completion of the three-year measurement period of the performance-based equity awarded to the NEOs in 2023, the Compensation Committee determined that 0.0% of the target number of performance units had been earned for the performance period ended December 31, 2024, and therefore 100.0% were forfeited.
Awards of Time-Based Vesting Equity – 40% of Value of Target Long-Term Equity Amount
(23% - 25% of Target Total Compensation)
On February 7, 2025, each of Messrs. Bortz, Martz, and Fisher received awards of restricted LTIP units or Common Shares subject to time-based vesting in one-third increments on January 1, 2026, 2027, and 2028, provided that the recipient remains employed by the Company on each vesting date (or as otherwise described below under “—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards”).
Messrs. Bortz, Martz, and Fisher received restricted LTIP units or Common Shares in the amounts of 112,168, 47,426, and 47,426, respectively. The units and shares were granted pursuant to the Equity Incentive Plan and were intended as part of the 2025 compensation program. These awards are included in the Summary Compensation Table located elsewhere in this Proxy Statement. The grant date fair values of the awards, calculated in accordance with FASB ASC 718, were $1,436,872, $607,527, and $607,527, respectively. The grant date fair value of these time-based vesting equity awards as a percentage of 2025 target total compensation for each NEO was 25%, 23%, and 23%, respectively.
Other Benefits
We provide other health and welfare benefits to our NEOs on the same basis as we provide those benefits to all employees. The Compensation Committee does not view benefits and perquisites as a key component of the Company’s compensation program, and their total value remains a small percentage of each NEO’s annual base salary.
Other Compensation Considerations
Non-CEO NEOs’ Scope of Responsibilities
The title of Co-President for both Mr. Martz and Mr. Fisher reflects each executive officer’s authority, on-going roles, and importance to the Company. Both executive officers lead and oversee multiple areas beyond their primary roles, including managing the daily business and administrative operations, assessing and enhancing the efficiency of internal and external operational processes and procedures, assisting asset managers to achieve organizational objectives, leading the employee recruitment process and the Company’s corporate responsibility efforts, negotiating and managing the Company’s insurance programs, ensuring the development of corporate and hotel-level legal strategies to promote and protect the company’s matters, implementing organization-wide goal setting, leading employees’ performance management and annual operations planning, building a highly inclusive culture, assisting Curator with strategic planning to increase the number of its member hotels, ensuring compliance with national and local business regulations, and managing contract negotiations for strategic agreements that impact the Company’s portfolio.
The Compensation Committee and the Board believe that the respective scopes of responsibility of Messrs. Martz and Fisher allow the Company to have fewer executive officers and, consequently, to spend less on annual compensation expenses for NEOs than a number of the Company’s lodging REIT peers.

Share Ownership Guidelines for Executive Officers
In 2010, the Board established share ownership guidelines for our executive officers. The Board believes that encouraging each executive officer to maintain a meaningful ownership interest in the Company relative to the executive officer’s annual base salary is in the best interest of the Company and its shareholders and is likely to further encourage the executive officer to act in a manner that creates value for the Company’s shareholders. Pursuant to the guidelines, each of our executive officers owns shares in the Company with an aggregate value equal to or greater than a specified multiple of their base salary, as shown in the following table.

Executive Officer Position	Multiple of Base Salary	Amount of Share Ownership Required	Value of Shares/Units Owned(1)	Ownership Level Exceeded?
Chief Executive Officer	5x	$4.2 million	$29.4 million	☑
Chief Financial Officer	3x	$1.7 million	$8.3 million	☑
Chief Investment Officer	3x	$1.7 million	$7.1 million	☑
(1)Amounts are based on the closing price per Common Share on the NYSE on March 17, 2026 (which was $12.08) and the total number of Common Shares and LTIP units (which, when vested and after reaching parity with common units of our operating partnership (“OP units”), may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option) owned by the executive.
Compensation Risk Assessment
The Compensation Committee considers at least annually whether our compensation program encourages our executive officers to manage risk prudently across the Company and whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
The Company’s compensation program, management team, and the culture they foster encourage value creation for our shareholders over the long-term and discourage a focus on maximizing short-term value at the expense of the long-term. We evaluate performance using both quantitative and qualitative measures and many elements of our compensation program serve to mitigate excessive and inappropriate risk-taking. For example, we seek to compensate our executives with a well-balanced mix of annual base salary, performance-based cash incentive bonuses, and long-term equity incentive awards. Our executive officers’ base salaries provide assured levels of income that do not vary with the executives’ or the Company’s performance. We balance the certainty of the base salary with the potential for additional cash based on one-year performance metrics that are both quantitative and qualitative. The long-term equity incentive awards are themselves balanced between equity awards that will vest based on time and service over three years and awards that may vest, if at all, based on performance over multi-year periods, usually three years. In this way, we seek to motivate our executives to consider the impact of their decisions over the short, medium, and long terms.
The Company believes that its compensation policies and practices embodied in the compensation program for 2025 appropriately aligned management’s incentives with the interests of our shareholders. As a result, the Company believes its compensation policies and practices did not and will not create risks that are reasonably likely to have a material adverse effect on the Company.
In addition, our clawback policy, share ownership guidelines (which have been met by every executive officer and trustee), and the prohibition against hedging further mitigate the possibility of excessive and inappropriate risk-taking. Finally, we have never granted share options.
Payments Upon Termination and Vesting of Equity Awards Upon A Change in Control
We have a change in control severance agreement in place with each NEO providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “—Change in Control Severance Agreements, Equity Vesting, and Other Termination Policies” and “—Termination Payments Table” sections below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our NEOs.

In addition, the Compensation Committee considers the effect of accelerated vesting of certain equity awards upon a termination of a named executive officer or a change in control of the Company. The Compensation Committee approves the terms of the time-based restricted share award agreements and the performance-based equity award agreements, including the immediate vesting of time-based restricted Common Shares (and, in the case of performance-based equity awards, the immediate vesting of at least the target number of Common Shares) upon a change in control of the Company, upon a NEO’s resignation for good reason, or upon a named executive officer’s termination without cause. The Compensation Committee believes that the terms of the time-based restricted share award agreements and the performance-based equity award agreements are competitive with those of other lodging REITs, promote stability among the Company’s NEOs, which is important to the Company’s overall performance, and provide the appropriate incentive to align the interests of management with shareholders’ interests in evaluating potential acquisitions and strategic options. For more information on the vesting terms of our NEOs’ time-based restricted Common Shares and performance-based equity awards, see “Change in Control Severance Agreements, Equity Award Vesting, and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards.”
Tax Deductibility of Executive Compensation
Section 162(m) of the Code provides that the Company may not deduct compensation in excess of $1 million paid in any fiscal year to any of certain executive officers (who are referred to as “covered employees” in Section 162(m)). As amended by the Tax Cut and Jobs Act (the “TCJA”) and subject to a transition rule that preserves the pre-TCJA rules for written binding contracts in effect on November 2, 2017, the Company’s “covered employees” are our Chief Executive Officer, our Chief Financial Officer and our Chief Investment Officer. An individual who is a “covered employee” of the Company in any year after 2016 will remain a “covered employee” under Section 162(m) regardless of the individual’s officer status or level of compensation.
In December 2020, final regulations under Section 162(m) were issued. Among other things, the regulations provide that the Company’s distributive share of any compensation deduction for amounts paid to a “covered employee” by our operating partnership after December 18, 2020 will be subject to Section 162(m)’s deduction limit, i.e., as if the Company paid that compensation. The treatment of amounts paid by our operating partnership under the regulations is subject to a transition rule for compensation paid under a binding written contract that was in effect on December 20, 2019 and that is not materially modified.
The Compensation Committee assesses, and will continue to assess, the impact of Section 162(m), including changes enacted under the TCJA and described in the final regulations, in considering the design of the Company’s executive compensation practices. However, in order to maintain flexibility in compensating our NEOs in a manner designed to promote our corporate goals, including retaining and providing incentives to our NEOs, the Compensation Committee has not adopted a policy that all compensation must be deductible.
No Share Options; Timing of Grants of Certain Equity Awards
We have never granted awards of share options, share appreciation rights, or similar option-like awards as part of our compensation program. Neither the Compensation Committee nor the Board take material nonpublic information into account when determining the timing and terms of equity awards. We do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

SUMMARY COMPENSATION TABLE
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our NEOs for the years shown as consideration for services rendered to us.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Share/Unit Awards(2) ($)		Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation ($)		Total ($)
Jon E. Bortz Chief Executive Officer and Chairman of the Board	2025	840,000	—	3,592,193	(3)	2,085,000	72,061	(4)	6,589,254
	2024	817,000	—	4,464,194	(5)	2,017,500	78,320		7,377,014
	2023	789,750	65,000	4,016,336	(6)	2,047,500	71,238		6,989,824

Raymond D. Martz Co-President, Chief Financial Officer, Treasurer, and Secretary	2025	560,000	—	1,518,818	(7)	885,000	74,222	(8)	3,038,040
	2024	543,000	—	1,893,234	(9)	855,000	69,769		3,361,003
	2023	525,000	27,500	1,703,360	(10)	866,250	60,522		3,182,632

Thomas C. Fisher Co-President, Chief Investment Officer	2025	560,000	—	1,518,818	(7)	885,000	74,423	(11)	3,038,241
	2024	543,000	—	1,893,234	(9)	855,000	76,196		3,367,430
	2023	525,000	27,500	1,703,360	(10)	866,250	67,966		3,190,076
(1)For each NEO for each year shown, the total of the amounts shown in the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the actual cash incentive bonus paid in February or March of the following year. Any amount shown in the Bonus column is the discretionary amount of the actual cash incentive bonus awarded in excess of the formula-based amount of the actual cash incentive bonus for that year.
(2)For information regarding the Company’s assumptions made in the valuation of time-based restricted share awards, performance-based equity awards, and LTIP unit awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2025. The table below shows the dollar value of performance-based equity awards for each NEO assuming that (i) on the grant date of the awards the highest level of performance was probable, (ii) the maximum value of the awards would be earned, and (iii) the value per Common Share upon maximum vesting is the closing price per Common Share on the NYSE on the date of grant. The values of the performance-based equity awards are dependent on the Company’s performance over a three-year period, and there is no assurance that the maximum value of the awards will be earned.

	Maximum Value of Performance-Based Equity Awards Assuming Highest Performance Level
Year	Bortz	Martz	Fisher
2025	$4,310,642	$1,822,581	$1,822,581
2024	$4,633,181	$1,964,892	$1,964,892
2023	$4,159,222	$1,763,951	$1,763,951
(3)Reflects 112,168 LTIP units that vested or will vest ratably on January 1, 2026, 2027, and 2028 and the target amount of Common Shares that may vest pursuant to the February 2025 performance-based equity awards.
(4)Amount includes (i) $24,692 in health insurance premiums; (ii) $17,569 in dental, life and long-term disability insurance premiums; (iii) $21,000 in employer-matching contributions to the Company’s 401(k) plan; (iv) $1,800 in parking; (v) $7,000 in employer-matching charitable contributions; and (vi) $0 in accommodations at Company hotel properties for personal or immediate family-member use, for which this NEO reimbursed the Company’s cost.
(5)Reflects 95,747 LTIP units that vested or will vest ratably on January 1, 2025, 2026, and 2027 and the target amount of Common Shares that may vest pursuant to the February 2024 performance-based equity awards.
(6)Reflects 92,181 LTIP units that vested or will vest ratably on January 1, 2024, 2025, and 2026 and the target amount of Common Shares that may vest pursuant to the February 2023 performance-based equity awards.
(7)Reflects 47,426 LTIP units or restricted Common Shares that vested or will vest ratably on January 1, 2026, 2027,and 2028 and the target amount of Common Shares that may vest pursuant to the February 2025 performance-based equity awards.
(8)Amount includes (i) $31,574 in health insurance premiums; (ii) $9,707 in dental, life and long-term disability insurance premiums; (iii) $21,000 in employer-matching contributions to the Company’s 401(k) plan; (iv) $1,800 in parking; (v) $10,141 in employer-matching charitable contributions; and (vi) $0 in accommodations at Company hotel properties for personal or immediate family-member use, for which this NEO reimbursed the Company’s cost.
(9)Reflects 40,606 LTIP units or restricted Common Shares that vested or will vest ratably on January 1, 2025, 2026, and 2027 and the target amount of Common Shares that may vest pursuant to the February 2024 performance-based equity awards.
(10)Reflects 39,095 LTIP units or restricted Common Shares that vested or will vest ratably on January 1, 2024, 2025, and 2026 and the target amount of Common Shares that may vest pursuant to the February 2023 performance-based equity awards.

(11)Amount includes (i) $39,364 in health insurance premiums; (ii) $9,679 in dental, life, and long-term disability insurance premiums; (iii) $21,000 in employer-matching contributions to the Company’s 401(k) plan; (iv) $1,800 in parking, (v) $2,580 in employer-matching charitable contributions; and (vi) $0 in accommodations at Company hotel properties for personal or immediate family-member use, for which this NEO reimbursed the Company’s cost.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information with respect to plan-based awards granted in 2025 to our NEOs. The dollar amounts indicated under the “Grant Date Fair Value” are the full fair value of each equity grant, in accordance with the applicable accounting literature, which, with respect to the value of performance-based equity incentive awards, is the probable outcome of the performance conditions as of the grant date.

Name	Date of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares/Units (#)		Grant Date Fair Value ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Jon E. Bortz
Cash Incentive Bonus	February 7, 2025	695,000	1,390,000	2,780,000
Time-Based Equity	February 7, 2025							112,168	(3)	1,436,872
Performance-Based Equity	February 7, 2025				84,127	168,253	336,506			2,155,321	(4)

Raymond D. Martz
Cash Incentive Bonus	February 7, 2025	295,000	590,000	1,180,000
Time-Based Equity	February 7, 2025							47,426	(3)	607,527
Performance-Based Equity	February 7, 2025				35,570	71,139	142,278			911,291	(4)

Thomas C. Fisher
Cash Incentive Bonus	February 7, 2025	295,000	590,000	1,180,000
Time-Based Equity	February 7, 2025							47,426	(3)	607,527
Performance-Based Equity	February 7, 2025				35,570	71,139	142,278			911,291	(4)
(1)In February 2026, the Board approved, as recommended by the Compensation Committee, actual cash incentive and discretionary bonuses for Messrs. Bortz, Martz, and Fisher of $2,085,000, $885,000, and $885,000, respectively, for 2025 performance. For more information about these awards, see “—Compensation Discussion and Analysis—Compensation Program Components—Cash Incentive Bonus – At-Risk / Performance-Based Compensation—Annual Objectives - Performance Achieved.”
(2)For each executive, the actual amount of Common Shares that will be issued upon the applicable vesting date pursuant to the performance-based award will depend on our performance against the long-term objectives defined in the agreements and requires that the recipient remain employed by the Company through the vesting date. For more information regarding the performance criteria for these awards, see “—Compensation Discussion and Analysis—Compensation Program Components—Long-Term Equity Incentive Awards—Performance-Based Vesting.”
(3)The award is subject to time-based vesting in one-third increments on January 1, 2026, 2027, and 2028.
(4)The dollar value is computed assuming that the target number of shares vests.
Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Tables and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis (“CD&A”).” The terms of change in control severance agreements that we have entered into with our executives are described below under “— Change in Control Severance Agreements, Equity Award Vesting, and Other Termination Policies.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth information with respect to outstanding equity awards held by our NEOs as of December 31, 2025.

		Share / Unit Awards
Name	Date of Grant	Number of Shares/Units That Have Not Vested (#)		Market Value of Shares/Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Rights That Have Not Vested(1) ($)
Jon E. Bortz	February 18, 2021	54,008	(2)	611,371	—		—
	February 17, 2023	30,727	(3)	347,830	—		—
	February 15, 2024	63,831	(5)	722,567	287,240	(4)	3,251,557
	February 7, 2025	112,168	(6)	1,269,742	336,506	(4)	3,809,248

Raymond D. Martz	February 18, 2021	48,007	(2)	543,439	—		—
	February 17, 2023	13,031	(3)	147,511	—		—
	February 15, 2024	27,070	(5)	306,432	121,816	(4)	1,378,957
	February 7, 2025	47,426	(6)	536,862	142,278	(4)	1,610,587

Thomas C. Fisher	February 18, 2021	48,007	(2)	543,439	—		—
	February 17, 2023	13,031	(3)	147,511	—		—
	February 15, 2024	27,070	(5)	306,432	121,816	(4)	1,378,957
	February 7, 2025	47,426	(6)	536,862	142,278	(4)	1,610,587
(1)Pursuant to SEC rules, for purposes of this table the market value per restricted Common Share or LTIP unit is assumed to be $11.32, the closing market price per Common Share at the end of the last completed fiscal year.
(2)This is the number of restricted LTIP Class B Units that have not vested from an initial award that vested or will vest in one-quarter increments on January 1, 2023, 2024, 2025, and 2026.
(3)This is the number of LTIP units or restricted Common Shares that have not vested from an initial award that vested or will vest in one-third increments on January 1, 2024, 2025, and 2026.
(4)This is the maximum number of performance units that may vest (and settle in the form of Common Shares) from this performance-based equity award.
(5)This is the number of LTIP units or restricted Common Shares that have not vested from an initial award that will vest in one-third increments on January 1, 2025, 2026, and 2027.
(6)This is the number of LTIP units or restricted Common Shares that have not vested from an initial award that will vest in one-third increments on January 1, 2026, 2027, and 2028.

OPTION EXERCISES AND SHARES/UNITS VESTED TABLE
The Company has not granted any share option awards to our NEOs. The following table sets forth information with respect to the vesting of our NEOs’ restricted Common Shares, performance-based equity awards, and LTIP Class B units during 2025.

	Share/Unit Awards
Name	Number of Shares/Units Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Jon E. Bortz	157,264	2,113,191
Raymond D. Martz	91,981	1,238,741
Thomas C. Fisher	91,981	1,238,741
(1)Amounts include vested LTIP Class B units, restricted Common Shares, and performance-based equity awards (which were settled in Common Shares).
(2)For purposes of this table, the market value per vested LTIP Class B unit is assumed to be the closing market price per Common Share on the vesting date. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2025, relating to the Pebblebrook Hotel Trust 2009 Equity Incentive Plan, as amended and restated effective as of May 23, 2025 (the “Equity Incentive Plan”), pursuant to which grants of options, restricted shares, restricted units, or other rights to acquire shares may be made from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	2,138,398(2)	—(3)	2,862,290(4)
Equity compensation plans not approved by security holders	—	—	—
Total	2,138,398	—	2,862,290
(1)Consists of the Equity Incentive Plan.
(2)Includes the target amount of all outstanding, unvested performance units awarded under the Equity Incentive Plan, which, if vested, will be settled in the form of Common Shares, and the amount of all outstanding LTIP units, which, when vested and after reaching parity with OP units, may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option. As of April 7, 2026, the aggregate number of securities to be issued pursuant to LTIP units and the target amount of performance units was 2,401,050.
(3)Performance units and LTIP units have no exercise price.
(4)The aggregate limit of Common Shares available for grant under the Equity Incentive Plan is 8,347,625. The number shown in the table assumes 983,967 performance units will vest at target and be settled in Common Shares. As of April 7, 2026, 2,405,783 securities remain available for future issuance under the Equity Incentive Plan.

CHANGE IN CONTROL SEVERANCE AGREEMENTS, EQUITY AWARD VESTING, AND OTHER TERMINATION POLICIES
Change in Control Severance Agreements of Messrs. Bortz, Martz, and Fisher
The Company previously entered into agreements with our NEOs (in connection with our IPO in 2009 in the cases of Messrs. Bortz and Martz and in March 2010 in the case of Mr. Fisher) to provide benefits to each in the event their employment is terminated in certain circumstances. The Compensation Committee reviews the terms of these change in control severance agreements annually. As described in more detail below, because each NEO’s severance payment is derived from their annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors the Compensation Committee considers when annually reviewing each NEO’s total compensation and change in control severance agreement terms.
The change in control severance agreements for Messrs. Bortz and Martz became effective on December 14, 2009 and for Mr. Fisher on March 5, 2010, each for an initial term of three years. The term of each agreement is automatically extended for an additional year on each anniversary date of the effective date of the change in control severance agreement beginning on the third anniversary of the effective date of the change in control severance agreement unless, not less than six months prior to the termination of the then-existing term, the Board provides notice to the executive of its intent not to extend the term further. On December 14, 2025 and March 5, 2026, the term of each change in control severance agreement for Messrs. Bortz and Martz and for Mr. Fisher, respectively, was automatically extended by one year. Each of our NEOs may terminate their agreement prior to the expiration of the term as described below.
Termination Without Cause (in Connection With, Or Within One Year After, A Change in Control) and Resignation For Good Reason
The agreement provides that upon the termination of the executive either by the Company without “Cause” in connection with, or within one year after, a change in control of the Company, or the voluntary resignation by the executive, upon 30 days’ prior written notice to the Company, for “Good Reason,” the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary, earned bonus (as defined in the agreement), and accrued vacation time earned but not paid to the date of termination;
•a lump sum cash payment equal to the product of three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the sum of (x) their then-current annual base salary plus (y) the greater of (i) the bonus most recently paid to them and (ii) the average of the cash incentive bonuses paid to them with respect to the three most recent fiscal years ending before the date of termination;

•a lump sum cash payment equal to three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by them) for their health, dental, disability, and life insurance benefits; and
•such other or additional benefits, if any, as are provided under applicable plans, programs, and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Termination Without Cause (and Without A Change in Control)
If the executive is terminated without “Cause” and not in connection with or within one year of a change in control of the Company, the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary, earned bonus, and accrued vacation time earned but not paid to the date of termination;
•a lump sum cash payment equal to the sum of (x) their then-current annual base salary, plus (y) the greater of (i) the bonus most recently paid to them and (ii) the average of the cash incentive bonuses paid to them with respect to the three most recent fiscal years ending before the date of termination;
•a lump sum cash payment equal to the product of one (in the case of Mr. Bortz) or two-thirds (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by them) for their health, dental, disability, and life insurance benefits; and
•such other or additional benefits, if any, as are provided under applicable plans, programs, and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Termination For Cause and Resignation Without Good Reason
If the Company terminates the executive for “Cause” or the executive voluntarily terminates their employment without “Good Reason,” the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary and accrued vacation time earned but not paid to the date of termination; and
•such other or additional benefits, if any, as are provided under applicable plans, programs, and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Other Key Change in Control Severance Agreement Terms
As a condition of any severance payment and related benefits described above, each of Messrs. Bortz, Martz, and Fisher has agreed to a general release of any and all claims relating to our NEOs’ employment. In addition, each of Messrs. Bortz, Martz, and Fisher has agreed that while their change in control severance agreement is in force and for a one-year period following the Company’s termination of the executive for “cause” or the executive voluntarily terminates their employment without “good reason,” he will not solicit, hire, or recruit employees of, or persons who have worked for, the Company or any of its affiliates either directly or indirectly for their own account or for another party.
Under the terms of their change in control severance agreements, each of Messrs. Bortz, Martz, and Fisher is entitled to a tax gross-up payment under certain conditions for the parachute payment excise tax in the event that their employment is terminated in connection with a change in control.
Below is a list of terms and their meanings as defined in each NEO’s change in control severance agreement:
•“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:
•the executive has been charged with conduct which is a felony under the laws of the United States or any state or political subdivision thereof;
•    the executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment), or fraud;

•    the executive breached the non-solicitation obligations or covenants of their change in control severance agreement in any material respect; or
•    the executive materially failed to follow a proper directive of the Board within the scope of the executive’s duties (which shall be capable of being performed by the executive with reasonable effort) after written notice from the Board specifying the performance required and the executive’s failure to perform within 30 days after such notice. No act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith or if the result thereof would be unethical or illegal.
•“Change in Control” shall mean a change in control of the Company if:
•any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or Common Shares of the Company;
•during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in this definition of “Change in Control” or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
•there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and Common Shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
•there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and Common Shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of Common Shares immediately prior to such sale.
•“Good Reason” shall mean the occurrence, without the executive’s prior written consent, of any of the following in connection with or within one year after a Change in Control:
•    any material reduction of the executive’s base salary or target bonus as a percentage of base salary;
•    any material adverse change in the executive’s duties or responsibilities, including assignment of duties inconsistent with their position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which the Company ceases to be a publicly traded lodging or hospitality company that is qualified as a REIT for federal income tax purposes and is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act;
•    any material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report; or
•    the relocation of the Company’s headquarters and/or the executive’s regular work address to a location which requires the executive to travel more than 50 miles from the executive’s residence.

Vesting of Long-Term Equity Incentive Awards
The terms of the time-based LTIP unit and restricted Common Share awards granted to each of Messrs. Bortz, Martz, and Fisher provide that:
•upon a change in control of the Company, unvested awards vest;
•upon termination of the executive’s employment with the Company because of their death or disability, the unvested awards vest;
•upon resignation of the executive for good reason (which must be in connection with or within one year after a change in control), unvested awards vest;
•upon termination of the executive’s employment with the Company without cause, the unvested awards vest;
•upon the executive’s retirement (executive’s age plus years of service must be at least 70; executive must be at least 55 years old, must have been employed by the Company for at least seven years, must provide at least nine months' notice, and must enter into a restricted covenants agreement), the unvested awards vest; and
•upon termination of the executive’s employment with the Company for cause, the unvested awards are forfeited.
The terms of the performance-based equity awards granted to each of Messrs. Bortz, Martz, and Fisher provide for vesting of up to the greater of (x) the target number of units and (y) the number of units determined by the performance provisions in the case of the first five of the six above-listed scenarios, and forfeiture in the case of the sixth.
Except as described above, any awards that are unvested at the time the executive terminates their employment with the Company are forfeited.

TERMINATION PAYMENTS TABLE
The following table indicates the cash amounts, accelerated vesting, and other payments and benefits that our NEOs would be entitled to receive under various circumstances pursuant to the terms of the Equity Incentive Plan, the agreements governing awards made under the Equity Incentive Plan and their change in control severance agreements. The table assumes that termination of the NEO from the Company under the scenario shown occurred on December 31, 2025.

Name and Termination Scenario	Cash Payment(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards(2)	Excise Tax Gross-Up Payments(3)	Total
Jon E. Bortz — Chief Executive Officer and Chairman of the Board
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$8,047,150	—	$8,047,150
With A Change in Control – For Good Reason or Without Cause	$10,593,563	$8,047,150	$7,697,204	$26,337,917
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$4,794,040	$8,047,150	—	$12,841,190

Raymond D. Martz — Co-President, Chief Financial Officer, Treasurer, and Secretary
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$3,692,844	—	$3,692,844
With A Change in Control – For Good Reason or Without Cause	$3,710,480	$3,692,844	$3,060,533	$10,463,857
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$2,240,438	$3,692,844	—	$5,933,282

Thomas C. Fisher — Co-President and Chief Investment Officer
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$3,692,844	—	$3,692,844
With A Change in Control – For Good Reason or Without Cause	$3,726,004	$3,692,844	$2,648,147	$10,066,995
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$2,245,613	$3,692,844	—	$5,938,457
(1)This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of December 31, 2025.
(2)Amounts in this column reflect accelerated vesting of awards, according to their terms, of LTIP units, restricted Common Shares, and performance-based equity awards granted pursuant to the Equity Incentive Plan that were outstanding on December 31, 2025. Additional restricted Common Share awards and performance-based equity awards were made to Messrs. Bortz, Martz, and Fisher after December 31, 2025. Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit, restricted Common Share, and Common Share due upon vesting of a performance-based equity award is assumed to be $11.32, the closing market price per Common Share at the end of the last completed fiscal year. For more information regarding the Company’s assumptions made in the valuation of the Company’s equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
(3)Amounts in this column reflect the estimated payment to our NEOs in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal and state income taxes payable with respect to the Excise Tax Payment. The amounts shown assume tax rates for our NEOs of 37.0% federal, 6.5% or 10.75% state (depending on residency), 3.8% Medicare, and 20% excise, and do not account for local taxes.
(4)No payments are made and no vesting occurs if the Company terminates the executive for “cause” or the executive resigns without “good reason.” Similarly, because “good reason” requires a change in control to have occurred, no payments are made and no vesting occurs if the executive resigns with “good reason” without a change in control having first occurred.

DOUBLE-TRIGGER CASH STAY BONUS
In order to promote retention of our NEOs following a change in control event, the Company has a program to encourage continued employment following such an event. If, and only if, (i) a change in control event occurs and (ii) an NEO remains employed by the Company on the first anniversary of that change in control event, that NEO is entitled to receive a lump sum cash stay bonus. An NEO cannot receive a cash stay bonus in addition to any of the termination payments described above. For each NEO, the cash stay bonus is equal to the sum of the executive’s base salary plus the greater of (x) the bonus most recently paid to the executive and (y) the average amount of the bonuses paid to the executive with respect to the three most recent fiscal years. Assuming that a change in control occurred on December 31, 2025 and that each of Messrs. Bortz, Martz, and Fisher remained with the Company at least until December 31, 2026, their cash stay bonuses would have been $2,925,000, $1,445,000, and $1,445,000, respectively, based on the amount of their 2025 actual cash incentive bonuses and their 2025 base salaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consists of Mr. Jackson (Chairperson), Mr. Miller, Mr. Schall, and Mr. Webb. Effective March 1, 2026, Ms. Jones also serves on the Compensation Committee. None of the members of the Compensation Committee, and none of its members in 2025, is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board or the Compensation Committee.

CEO PAY RATIO

Our compensation and benefit programs are substantially similar throughout the Company and are designed to reward all employees who contribute to our success with a total compensation package that is competitive in the marketplace for each employee’s position and performance. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Jon E. Bortz, our Chief Executive Officer (our “CEO”).	1 : 34 CEO Pay Ratio
For 2025, the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $6,589,254. The median annual total compensation of all of our employees (other than our CEO) was $194,336, as determined in the same manner as the total compensation for our CEO. Based on this information, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual total compensation of our CEO was 1 to 34.
To determine the median of the annual total compensation of all of our employees (other than our CEO), the Company prepared a list of all 56 employees (other than our CEO) as of December 31, 2025 and calculated each employee’s annual total compensation for 2025 in accordance with SEC rules.

PAY VERSUS PERFORMANCE
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our executive officers’ realized compensation to the achievement of the Company’s financial, operational and strategic objectives, and to align our executive officers’ pay with changes in the value of our shareholders’ investments. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC rules, for fiscal years 2021 through 2025.

Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2,3)	Average Summary Compensation Table Total for Non-CEO NEOs(4)	Average Compensation Actually Paid to Non-CEO NEOs(2,4,5)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in 000s)	Same-Property Hotel EBITDA per Key (in 000s)(8)
					TSR(6)	Peer Group TSR(7)
2025	$6,589,254	$4,766,701	$3,038,141	$2,211,025	$61.03	$126.82	$(62,230)	$31.7
2024	$7,377,014	$4,825,691	$3,364,217	$2,189,874	$72.78	$124.03	$16	$31.1
2023	$6,989,824	$7,356,097	$3,186,354	$3,540,561	$85.59	$118.22	$(74,276)	$29.2
2022	$5,724,130	$(1,271,585)	$2,639,892	$(1,188,791)	$71.52	$106.18	$(84,981)	$30.9
2021	$11,273,094	$11,209,540	$7,201,511	$7,146,486	$119.19	$141.31	$(186,372)	$12.0
(1)Amounts shown are the amounts of total compensation reported for our Chief Executive Officer, Mr. Bortz, who is our principal executive officer.

(2)The amounts shown represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. Negative amounts in this column do not represent money that our executive officers paid back to the Company.
(3)The following table provides a reconciliation from Summary Compensation Table Total for CEO to Compensation Actually Paid to CEO, in which “Fair Value” means fair value calculated in accordance with FASB ASC 718, “SCT” means the Summary Compensation Table in this Proxy Statement, “FY” means “fiscal year,” and “FYE” means “fiscal year end.”

	2021	2022	2023	2024	2025
SCT Total for CEO	$11,273,094	$5,724,130	$6,989,824	$7,377,014	$6,589,254
Subtract amount reported under the “Share Awards” Column in the SCT	(8,672,101)	(3,359,507)	(4,016,336)	(4,464,194)	(3,592,193)
Subtract Fair Value (as of vesting date) of awards granted during FY that vested during such FY	—	—	—	—	—
Add Fair Value (as of FYE) of awards granted during FY that remained unvested as of FYE	8,549,469	1,569,650	3,943,973	2,898,735	2,901,796
Add (subtract) change in Fair Value from prior FYE to FYE for awards granted during prior FY that were outstanding and unvested as of FYE	46,791	(5,218,488)	420,859	(1,003,823)	(1,145,628)
Add (subtract) change in Fair Value from prior FYE to vesting date for awards granted during prior FY that vested during FY	—	—	—	—	—
Subtract Fair Value as of prior FYE of awards granted during prior FY that were forfeited during FY	—	—	—	—	—
Add dividends or other earnings paid on awards during FY prior to vesting date	12,287	12,630	17,777	17,959	13,472
Compensation Actually Paid to CEO	$11,209,540	$(1,271,585)	$7,356,097	$4,825,691	$4,766,701
(4)Amounts shown are the averages of the amounts of total compensation reported for our Co-Presidents, Messrs. Martz and Fisher, who are our two non-CEO NEOs.
(5)The following table provides a reconciliation from Summary Compensation Table Total for Non-CEO NEOs to Compensation Actually Paid to Non-CEO NEOs, in which “Fair Value” means fair value calculated in accordance with FASB ASC 718, “SCT” means the Summary Compensation Table in this Proxy Statement, “FY” means “fiscal year,” and “FYE” means “fiscal year end.”

	2021	2022	2023	2024	2025
Average SCT Total for Non-CEO NEOs	$7,201,511	$2,639,892	$3,186,354	$3,364,217	$3,038,141
Subtract amount reported under the “Share Awards” Column in the SCT	(5,905,682)	(1,439,792)	(1,703,360)	(1,893,234)	(1,518,818)
Subtract Fair Value (as of vesting date) of awards granted during FY that vested during such FY	—	—	—	—	—
Add Fair Value (as of FYE) of awards granted during FY that remained unvested as of FYE	5,822,259	672,709	1,672,671	1,229,335	1,226,910
Add (subtract) change in Fair Value from prior FYE to FYE for awards granted during prior FY that were outstanding and unvested as of FYE	19,217	(3,070,946)	374,615	(519,847)	(541,829)
Add (subtract) change in Fair Value from prior FYE to vesting date for awards granted during prior FY that vested during FY	—	—	—	—	—
Subtract Fair Value as of prior FYE of awards granted during prior FY that were forfeited during FY	—	—	—	—	—
Add dividends or other earnings paid on awards during FY prior to vesting date	9,181	9,346	10,281	9,403	6,621
Average Compensation Actually Paid to Non-CEO NEOs	$7,146,486	$(1,188,791)	$3,540,561	$2,189,874	$2,211,025
(6)In accordance with SEC rules, amounts in this column represent, as of December 31 of each year presented, the cumulative value of a $100 investment made on January 1, 2021 in Common Shares.
(7)In accordance with SEC rules, amounts in this column represent, as of December 31 of each year presented, the cumulative value of a $100 investment made on January 1, 2021 in the common equity of the FTSE Nareit All Equity REITs Index.
(8)We have presented Same-Property Hotel EBITDA per Key because it is the only financial measure among the performance metrics used for determining compensation actually paid to our NEOs for 2021, 2022, 2023, 2024, and 2025. Same-Property Hotel EBITDA per Key, which is a non-GAAP financial measure, is calculated by dividing (a) the total net income generated by our hotel properties for the period excluding interest expense, income taxes, depreciation, amortization, corporate-level costs and expenses, and other non-recurring expenses of those hotel properties for the period by (b) the total number of guest rooms of those hotel properties for the period. We believe that Same-Property Hotel EBITDA per Key is a useful financial measure for evaluating the core operating performance of our hotels and resorts.

Relationship to Compensation Actually Paid
The following chart illustrates the compensation actually paid (as computed in accordance with SEC rules, the “CAP”) of our CEO, the average CAP of the two other NEOs, and the values of $100 investments made in Common Shares and the Nareit Equity REITs Index on January 1, 2021 as of December 31, 2021, 2022, 2023, 2024, and 2025 (as computed in accordance with SEC rules, “Company TSR,” and “Peer Group TSR,” respectively).

CAP, Company TSR, and Peer Group TSR
$15.0
$10.0
$5.0
$—
$(5.0)
Compensation Actually Paid ($M)
$150.00
$125.00
$100.00
$75.00
$50.00
Company TSR
2021
2022
2023
2024
2025
CAP of CEO
Average CAP of Non-CEO NEOs
Company TSR
Peer Group TSR

One of our primary objectives for our compensation program is to align the financial interests of our NEOs with those of our shareholders. As shown in the chart above, our NEOs’ CAPs increased when the Company’s TSR increased, and our NEOs’ CAPs decreased or remained approximately the same when the Company’s TSR decreased. This is in large part a result of the high percentage of our NEOs’ compensation that is paid in the form of time-vesting Common Shares and performance-based equity that vests based on the Company’s TSR and the Company’s TSR relative to the TSRs of the TSR Peer Group. When the Company’s TSR is positive, and especially when it is strong relative to the TSRs of the TSR Peer Group, more of our NEOs’ performance-based equity awards vest and all equity that vests has greater value. Conversely, when the Company’s TSR is negative, and especially when it is also weak relative to the TSRs of the TSR Peer Group, less of our NEOs’ performance-based equity awards vest and all equity that vests has less value.
In contrast, as the following two charts show, there has been almost no correlation between our NEOs’ CAPs and either Net Income or Same-Property Hotel EBITDA per Key. In our compensation program for each of the years presented, we did not use Net Income to determine any portion of our NEOs’ compensation, and we used Same-Property Hotel EBITDA per Key only for the cash incentive bonus, to which it contributed a weighted-average 1.7% of our NEOs’ target total compensation for 2021, 2022, 2023, 2024, and 2025.

Other Important Financial Performance Measures for Executive Compensation
The following table sets forth the most important financial measures used to link executive compensation and company performance for our executive compensation program for 2025, which is our most recently completed fiscal year.

Most Important Financial Performance Measures
Company TSR
Company TSR relative to TSRs of the TSR Peer Group
Same-Property Hotel EBITDA per Key Growth vs. Peers’
Gross Proceeds from Dispositions
Portfolio RevPAR Penetration Index Improvement
Adjusted FFO per Share
Please see the CD&A on pages 26 through 36 of this Proxy Statement for more information on these measures and how they are taken into account in determining compensation for our NEOs.

SECURITY OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the beneficial ownership of Common Shares for each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5% of Common Shares based on 113,369,235 Common Shares outstanding as of April 7, 2026.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)
	Number	Percent of Total
BlackRock, Inc.(2)	20,979,618	18.51%
Vanguard Portfolio Management LLC(3)	11,467,190	10.11%
State Street Corporation(4)	8,150,239	7.19%
T. Rowe Price Investment Management, Inc.(5)	7,303,706	6.44%
Fuller & Thaler Asset Management, Inc.(6)	6,611,369	5.83%
Alyeska Investment Group, L.P.(7)	6,268,902	5.53%
T. Rowe Price Associates, Inc.(8)	6,180,800	5.45%
(1)The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of Common Shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G.
(2)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on April 30, 2025 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 20,578,626 shares and sole dispositive power over 20,979,618 shares through itself and as the parent holding company or control person over each of the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Ltd. BlackRock Fund Advisors is the only subsidiary that beneficially owns 5% or greater of the total outstanding Common Shares. As reported by BlackRock, one of the persons on behalf of which BlackRock holds the reported shares, iShares Core S&P Small-Cap ETF, has an interest in more than 5% of the Common Shares. BlackRock has its principal business office at 50 Hudson Yards, New York, NY 10001.
(3)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 5, 2026 by Vanguard Portfolio Management LLC (“Vanguard”). Vanguard has shared voting power over 45,997 shares and shared dispositive power over 11,467,190 shares. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.
(4)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 30, 2024 by State Street Corporation (“State Street”). State Street has shared voting power over 6,566,998 shares and shared dispositive power over 8,138,039 shares through itself and as the parent holding company or control person over each of the following subsidiaries: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd, State Street Global Advisors Asia Limited, each individually owning less than 5% of the total outstanding shares. State Street has its principal business office at State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016.
(5)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 17, 2026 by T. Rowe Price Investment Management, Inc. (“T. Rowe Investment”). T. Rowe Investment has sole voting power over 7,260,442 shares and sole dispositive power over 7,303,706 shares. T. Rowe Investment has its principal business office at 1307 Point Street, Baltimore, MD 21231.
(6)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on November 11, 2024 by Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”). Fuller & Thaler has shared voting power over 6,508,389 shares and sole dispositive power over 6,611,369 shares. Fuller & Thaler has its principal business office at 411 Borel Avenue, Suite 300, San Mateo, CA 94402.
(7)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on November 14, 2025 jointly filed by Alyeska Investment Group, L.P. (“Alyeska Investment”), Alyeska Fund GP, LLC (“Alyeska Fund”), and Anand Parekh. Alyeska Investment, Alyeska Fund, and Anand Parekh each have shared voting power over 6,268,902 shares and shared dispositive power over 6,268,902 shares. The principal business office for Alyeska Investment, Alyeska Fund, and Anand Parekh is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(8)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 17, 2026 by T. Rowe Price Associates, Inc. (“T. Rowe Associates”). T. Rowe Associates has sole voting power over 6,167,541 shares and sole dispositive power over 6,180,800 shares. T. Rowe Associates has its principal business office at 1307 Point, Baltimore, MD 21231.

SECURITY OWNERSHIP OF MANAGEMENT (EXECUTIVE OFFICERS AND TRUSTEES)
The following table sets forth the beneficial ownership of our equity securities, as of April 7, 2026, for each of our NEOs, each trustee, and all trustees and executive officers as a group. As of that date, 113,369,235 Common Shares were outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Name of Beneficial Owner	Number of Common Shares and LTIP Units Beneficially Owned(1)		Percent of All Shares(2)	Percent of All Shares and Units(3)
Jon E. Bortz	2,400,610	(4)	2.1%	2.1%
Raymond D. Martz	689,149	(5)	0.6%	0.6%
Thomas C. Fisher	585,484	(5)	0.5%	0.5%
Michael J. Schall	153,972	(6)	*	*
Ron E. Jackson	123,480		*	*
Cydney C. Donnell	101,742		*	*
Earl E. Webb	60,967		*	*
Bonny W. Simi	36,371		*	*
Phillip M. Miller	26,180	(7)	*	*
Nina P. Jones	3,876		*	*
All trustees and executive officers as a group (10 persons)	4,181,831	(4,5,6,7)	3.7%	3.6%
* Represents less than one percent of class.
(1)The number of Common Shares and LTIP units beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2)Percentages are based on 113,369,235 Common Shares outstanding as of April 7, 2026. In addition, percentages shown for individuals assume that all LTIP units held by such person are exchanged for Common Shares on a one-for-one basis. The total number of Common Shares outstanding used in calculating such percentages assumes that none of the LTIP units held by other persons are exchanged for Common Shares.
(3)Percentages are based on an aggregate of 114,723,544 Common Shares, LTIP units, and OP units outstanding as of April 7, 2026.
(4)This amount includes 409,438 vested LTIP units and 234,062 unvested LTIP units. Mr. Bortz disclaims beneficial ownership with respect to 200,000 of these shares. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of the restricted Common Shares.
(5)This amount includes 101,370 shares of unvested restricted Common Shares in the case of Mr. Fisher, granted under, or subject to the same terms and conditions as under, the Equity Incentive Plan, and 332,827 vested LTIP units and 101,370 unvested LTIP units in the case of Mr. Martz and 260,321 vested LTIP units in the case of Mr. Fisher. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of the restricted Common Shares.
(6)Mr. Schall disclaims beneficial ownership with respect to 61,504 of these shares.
(7)6,500 of these shares, which, as of April 7, 2026, had an aggregate value of $82,875 and were 0.006% of all of the Common Shares outstanding, are held in a margin account that is subject to a margin loan, as grandfathered under our policy against pledging.

GENERAL INFORMATION

ANNUAL MEETING AND VOTING
You are receiving these materials because you owned Common Shares as of March 17, 2026, the record date established by the Board for the Annual Meeting. Everyone who owned Common Shares as of this date, whether directly as a registered shareholder or indirectly through a broker or other nominee, is entitled to vote at the Annual Meeting. We had 113,614,524 Common Shares outstanding on March 17, 2026. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.

If you hold your Common Shares indirectly in an account at a bank, brokerage firm, broker-dealer, or nominee, you are a beneficial owner of Common Shares held in “street name.” You will receive all proxy materials directly from your bank, brokerage firm, broker-dealer, or nominee, and you must either direct them as to how to vote your Common Shares or obtain from them a proxy to vote at the Annual Meeting. Please refer to the Notice of Internet Availability of Proxy Materials or the voter instruction form used by your bank, brokerage firm, broker-dealer, or nominee for specific instructions on methods of voting. If you fail to give your bank, brokerage firm, broker-dealer, or nominee specific instructions on how to vote your Common Shares with respect to Proposals 1, 3, or 4, your vote will NOT be counted for those matters. Abstentions and broker non-votes will have the same effect as votes against Proposal 4. If you fail to give your bank, brokerage firm, broker-dealer, or nominee specific instructions on how to vote your Common Shares on Proposal 2, your bank, brokerage firm, broker-dealer, or nominee will generally be able to vote on Proposal 2 as they determine.
It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your bank, brokerage firm, broker-dealer, or nominee with voting instructions.
If you do not vote your Common Shares, your Common Shares will not be counted, and we may not be able to hold the Annual Meeting. We encourage you to vote by proxy using one of the methods described above even if you plan to attend the Annual Meeting in person so that we will know as soon as possible whether enough votes will be present.

HOUSEHOLDING
SEC rules permit us to deliver a single Notice or single set of Annual Meeting materials to one address shared by two or more of our shareholders unless we have received contrary instructions from shareholders. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and can result in significant savings on mailing and printing costs. To take advantage of this opportunity, only one Notice, Proxy Statement, and Annual Report will be delivered to multiple shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions. If any shareholder sharing an address with another shareholder wants to receive a separate copy of this Proxy Statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or received multiple copies of this Proxy Statement and the Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling Investor Relations at (240) 507-1306, by writing to Investor Relations at 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Raymond D. Martz, or by sending an e-mail to Investor Relations at investors@pebblebrookhotels.com.
Questions regarding the Notice, voting, or email delivery should be directed to Investor Relations at (240) 507-1306 or investors@pebblebrookhotels.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS, AND OTHER MATTERS
Solicitation of Proxies
The cost of solicitation of proxies will be paid by the Company. The trustees, officers, and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
The Company will employ Broadridge Financial Solutions to receive and tabulate the proxies.
Shareholder Proposals and Trustee Nominations for Inclusion in the 2027 Proxy Statement
Shareholder proposals intended to be considered for inclusion in the Company’s proxy statement relating to our 2027 annual meeting of shareholders (the “2027 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by the Secretary of the Company not later than December 18, 2026, and such proposals must comply with all of the requirements of Rule 14a-8.
Nominations of trustee nominees for election at the 2027 Annual Meeting must be received by the Secretary of the Company at our principal executive offices no earlier than the close of business on November 18, 2026 and not later than December 18, 2026, and such nominations and their nominating shareholders must comply with all of the applicable requirements of our Bylaws.
Any such proposal or nomination should be mailed to: Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Secretary.

Other Shareholder Proposals and Trustee Nominations
Our Bylaws currently provide that in order for a shareholder proposal or trustee nomination to be presented at the 2027 Annual Meeting, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 or a trustee nomination included in the Company’s proxy statement pursuant to our Bylaws, it must be received at our principal executive offices no earlier than the close of business on November 18, 2026, and not later than December 18, 2026. If the 2027 Annual Meeting is scheduled to take place before April 29, 2027 or after June 28, 2027, then notice must be delivered not earlier than the close of business on the 150th day prior to the 2027 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2027 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company. Any such proposal should be mailed to: Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Secretary.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominees other than nominees nominated by the Board must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and applicable advance notice requirements under our Bylaws not later than March 30, 2027. If the 2027 Annual Meeting is scheduled to take place before April 29, 2027 or after June 28, 2027, then notice must be delivered not earlier than the close of business on the 150th day prior to the 2027 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2027 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company.
The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Requests for Annual Report on Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements and the financial statement schedules, may be obtained without charge at our website at www.pebblebrookhotels.com. Information available at or through our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Pebblebrook Hotel Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
Bethesda, Maryland
April 17, 2026

YOUR VOTES ARE IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
PLEASE SUBMIT YOUR PROXY TODAY.

SCAN TO
VIEW MATERIALS & VOTE

PEBBLEBROOK HOTEL TRUST
4747 BETHESDA AVE
SUITE 1100
BETHESDA, MD 20814

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 28, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 28, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, to arrive before 11:59 p.m. Eastern Time on May 28, 2026.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86657-P47769

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEBBLEBROOK HOTEL TRUST

The Board of Trustees recommends you vote FOR all of the trustee nominees:

1. Election of Trustees

Nominees:	**For**	**Against**	**Abstain**
1a. Jon E. Bortz	☐	☐	☐
1b. Cydney C. Donnell	☐	☐	☐
1c. Nina P. Jones	☐	☐	☐
1d. Phillip M. Miller	☐	☐	☐
1e. Michael J. Schall	☐	☐	☐
1f. Bonny W. Simi	☐	☐	☐
1g. Earl E. Webb	☐	☐	☐

The Board of Trustees recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2026.	☐	☐	☐
3. Advisory vote approving the compensation of our named executive officers ("Say-On-Pay").	☐	☐	☐
4. Approval of an amendment to our Declaration of Trust to give shareholders the right to remove trustees without cause.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V86658-P47769

PEBBLEBROOK HOTEL TRUST
Annual Meeting of Shareholders
May 29, 2026 9:00 a.m.
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Jon E. Bortz and Raymond D. Martz, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of beneficial interest of PEBBLEBROOK HOTEL TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time, on May 29, 2026, at the offices of Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue NW, Washington, DC 20037, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Trustees.

Continued and to be signed on reverse side